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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------

                            SCHEDULE 14C INFORMATION
                              (AMENDMENT NO. 2)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:


[X] Definitive Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14c-5(d)(2))



EXOLON-ESK COMPANY
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)       Title of each class of securities to which transaction applies:

                  Common Stock, $1 Par Value
         -------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

                  481,995
         -------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  $13.24
         -------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

                  $6,381,613.80
         -------------------------------------------------------

5)       Total fee paid:

                  $1,276.32
         -------------------------------------------------------

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[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)       Amount Previously Paid: ___________________

2)       Form, Schedule or Registration Statement No.

3)       Filing Party: _____________________________

4)       Date Filed:_______________________________







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[EXOLON LOGO]
1000 East Niagara Street
PO Box 590
Tonawanda, New York 14151-0590
(716) 693-4550


July 25, 2001

Dear Stockholder:

The Board of Directors of our Company has approved an Agreement and Plan of Merger (the "Merger Agreement") dated March 14, 2001, among the Company, Washington Mills Company, Inc., and a newly formed subsidiary of Washington Mills, EXL Acquisition Corp., which was created solely for the purpose of merging into our Company (the "Merger"). As a result of the Merger, our Company will become a wholly owned subsidiary of Washington Mills, and all of the common and preferred stock of the Company owned by our existing stockholders will be cancelled.

You will receive a cash payment from Washington Mills for your cancelled shares. The per-share cash payment will be as follows:

         Common Stock                                         $13.24 per share
         $1.12 1/2 Series A Convertible Preferred Stock       $19.00 per share

         Class A Common Stock*                                $12.44 per share
         $1.12 1/2 Series B Convertible Preferred Stock*      $19.00 per share

         * All of these shares are owned by
           Wacker Engineered Ceramics, Inc.

A copy of the Merger Agreement is included as Annex A to the attached Information Statement.

The directors of our Company gave very careful consideration to the Merger and alternate strategies in numerous meetings. Among other things, they viewed the deterioration in the Company's product prices, market share and financial results caused primarily from a flood of imported low-cost aluminum oxide and silicon carbide imports into the United States from developing countries, principally China; the increase in the cost of electrical energy, a major cost component for the Company; and the downturn in overall business in our industry and in our customers' industries. They considered various strategic alternatives to the Merger and unanimously concluded that these alternatives would not be in the stockholders' best interests. Our directors also sought the opinion of Empire Valuation Consultants, Inc., an independent financial advisor, as to the fairness of the price to be received by the holders of the Common Stock and $1.12 1/2 Series A Convertible Preferred Stock. Our directors concluded that the Merger - in effect, an acquisition of the Company by Washington Mills - and the agreed upon payment for the stockholders' ownership interests produce the best alternative for all the stockholders.


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The foregoing is only a brief summary. The attached Information Statement provides substantially more information about the Merger and the process that led to it. We are not asking you to vote on the Merger or the Merger Agreement. The principal stockholders of the Company, including Wacker Engineered Ceramics, have agreed to vote their shares or give consent to the Merger and the Merger Agreement. These stockholders own sufficient shares of all classes to properly approve the Merger and Merger Agreement under the provisions of the Company's Certificate of Incorporation and the Delaware law.

Please do not send in your share certificates at this time. After the Merger becomes effective, you will receive a letter of transmittal for that purpose, as more fully explained in the Information Statement.

Sincerely,

EXOLON-ESK COMPANY



J. Fred Silver
President/CEO




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[EXOLON LOGO]
1000 East Niagara Street
PO Box 590
Tonawanda, New York 14151-0590
(716) 693-4550

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY


This Information Statement is being furnished to the holders of Common Stock, $1.00 par value ("Shares," each of which is a "Share") and $1.12-1/2 Series A Convertible Preferred Stock, no par value ("Preferred Shares," each of which is a "Preferred Share") of Exolon-ESK Company (the "Company") in connection with the proposed acquisition of the Company by Washington Mills Company, Inc. ("Washington Mills" or "Parent"). The acquisition will be effected by the merger of a wholly owned subsidiary of Parent, EXL Acquisition Corp. ("EXL" or "Merger Sub") into the Company pursuant to an Agreement and Plan of Merger dated March 14, 2001 (the "Merger Agreement") among the Company, Parent, and Merger Sub (the "Merger"). Following the Merger, the Company will be the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Washington Mills.

The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in Section 391 of the Delaware General Corporation Law ("DGCL")), has been examined by and received the endorsed approval of the Secretary of State of Delaware (the "Effective Time"). Under the Merger Agreement, at the Effective Time of the Merger, each outstanding Share and Preferred Share of Company (other than shares held by Parent, Merger Sub, Company treasury shares or shares as to which appraisal rights have been properly exercised), will be converted into the right to receive $13.24 in cash for each Share and $19.00 in cash for each Preferred Share. Wacker Engineered Ceramics, Inc. ("Wacker") the holder of all of the Company's Class A Common Stock, $1.00 par value ("Class A Common Shares," each of which is a "Class A Common Share") and all of the Company's $1.12-1/2 Series B Convertible Preferred Stock, no par value ("Series B Preferred Shares," each of which is a "Series B Preferred Share"), will receive $12.44 in cash for each of the Class A Common Shares and $19.00 in cash for each of the Series B Preferred Shares.

Pursuant to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Merger must be approved by holders of not less than two-thirds of the aggregate number (1) of Shares and Preferred Shares voting as one class and (2) of Class A Common Shares and Series B Preferred Shares voting as a second class. We are not asking you to vote on the Merger or the Merger Agreement. Stockholders owning approximately 69.5% of the outstanding Shares and approximately 95% of the outstanding Preferred Shares (collectively referred to as the "Principal Stockholders") and Wacker, the sole stockholder of all outstanding Class A Common Shares and the Series B Preferred Shares, have agreed to consent to the adoption of the Merger Agreement and approval of the Merger.


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Inasmuch as the holders of shares of stock sufficient to approve and adopt the
Merger and the Merger Agreement have agreed to consent, we are not requesting a consent from the remaining stockholders. Regardless of whether you are a consenting stockholder, you will be entitled to receive the same per share consideration for your shares as will be received by other holders of the same class of shares who have consented (subject to your right to dissent and seek appraisal as described in this Information Statement).

SUMMARY TERM SHEET
------------------

This Summary Term Sheet highlights information from this Information Statement regarding the Merger and the Merger Agreement. It does not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read the entire Information Statement and the documents to which we have referred you.

- The transaction being proposed is the merger of EXL Acquisition Corp. into Exolon-ESK Company. EXL Acquisition Corp. is a wholly-owned subsidiary of Washington Mills Company, Inc. which was created solely for the purpose of merging with the Company. The result will be that Washington Mills Company, Inc. will become our sole stockholder and all presently outstanding shares of our stock will be cancelled in exchange for cash payments to the present stockholders. See "The Merger -- General" on Page 7 of this Information Statement.

- Upon completion of the Merger, you will be entitled to receive $13.24 in cash for each share of our Common Stock and $19.00 in cash for each share of our Series A Preferred Stock that you hold. See "Merger Agreement -- Merger Consideration" on Page 26 of this Information Statement.

-    The Parties to the transaction are:

     - Exolon-ESK Company, a Delaware corporation that is an abrasive grain manufacturer with facilities in Tonawanda, New York, Hennepin, Illinois, and Thorold, Ontario, Canada.

     - EXL Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Washington Mills.

     - Washington Mills Company, Inc., a Massachusetts corporation and leading producer of electro-fused materials used in abrasive, refractory, and in general industrial applications. See "The Merger -- Company Information" on Page 7 of this Information Statement.

- On March 14, 2001, our Board by unanimous vote determined that the Merger Agreement and the Merger are fair to, and in the best interests of, our stockholders. The Board approved the Merger Agreement and the Merger, and recommended that our stockholders approve the Merger. Under the Merger Agreement, this recommendation by the Board was a necessary event in the consummation of the Merger. See "Background" on Page 10 of this Information Statement.

- On March 14, 2001, Empire Valuation Consultants, Inc., our Board's financial advisor, delivered its written opinion to our Board that, as of the date of the opinion, the aggregate consideration to be received in the Merger by the holders of shares of stock other than Wacker Engineered Ceramics, Inc. pursuant to the Merger Agreement is fair, from a financial



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     point of view, to such holders. See "Background -- Opinion of Empire
     Valuation Consultants, Inc." on Page 17 of this Information Statement.

- A Special meeting of our Stockholders will not be held. Wacker Engineered Ceramics, Inc., the holder of all Class A Common Shares and Series B Preferred Shares and stockholders owning more than 69.5% of the Common Shares and 95% of the Series A Preferred Shares have agreed to act by written consent and vote their shares in favor of the adoption of the Merger Agreement and the Merger by written consent twenty-one days following the mailing of this Information Statement. See "Stockholder's Agreements" on Page 35 of this Information Statement.

- The Merger Agreement requires approval by holders of at least two thirds of each class of stock entitled to vote. Our Certificate of Incorporation requires that (1) the Common Shares and the Series A Preferred Shares vote together as a single class, with each share entitled to a single vote and
     (2) the Class A Common Shares and the Series B Preferred Shares vote together as a single class, with each share entitled to a single vote. A relatively small number of our stockholders own a sufficient number of shares of the various classes of our stock to satisfy the minimum voting requirements to approve the Merger and the Merger Agreement. These stockholders have committed to consent to the Merger and the Merger Agreement. One stockholder, Wacker Engineered Ceramics, Inc. owns 100% of the outstanding Class A Common Shares and Series B Preferred Shares. Another, Cinnamon Investments Ltd., owns more than 95% of the Series A Preferred Shares. A relatively small number of our stockholders hold over two-thirds of our Common Shares. Consequently, these stockholders will approve the Merger without our soliciting consents from other stockholders. See "Stockholder's Agreements -- Consenting Stockholders" on Page 37 of this Information Statement.

- There are no financing conditions to the Merger. EXL has, through its parent Washington Mills, represented to us in the Merger Agreement that it has sufficient funds committed by a major bank lender which alone or in combination with Washington Mills' available cash is sufficient to pay for all the Company's outstanding common and preferred stock. See "Conditions to the Merger -- Financing of the Merger" on Page 34 of this Information Statement.

- The Merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the Merger in an amount determined by the difference between the cash you receive and the tax basis in your shares. The Merger may also be a taxable transaction for state, local and other purposes. Because determining the tax consequences of the Merger may vary depending upon your particular circumstances, we recommend that you consult with your tax advisor regarding how the Merger will affect you. See "Material United States Federal Income Tax Consequences" Page 40 of this Information Statement.

- If the Merger is completed, then you will have certain rights under Delaware law to dissent from the Merger and demand appraisal of, and payment in cash of the fair value of, your shares. See "Appraisal Rights" on Page 42 of this Information Statement.

- Promptly after completion of the Merger, a transmittal letter and instructions for surrendering certificates formerly representing shares of all classes of our stock will be mailed to each


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     stockholder of record of the Company at the Effective Time of the Merger.
     Please do not send your stock certificates in at this time. See "Merger Agreement -- Surrender of Certificates and Payment Procedures" on Page 26 of this Information Statement.

- The Merger will be complete at the Effective Time and the execution by certain large stockholders, including Wacker Engineered Ceramics, Inc., of their written consent voting all of their shares in favor of the Merger. We expect the Merger to be completed during the third quarter of 2001. See Page 1 of this Information Statement.

- If you have any questions, require assistance, or need additional copies of this Information Statement or other related materials, please call Nancy E. Gates at the Company (800) 962-1100 (toll free).



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-    TABLE OF CONTENTS
     -----------------

                                                                                                 PAGE

SUMMARY TERM SHEET                                                                               2
THE MERGER                                                                                       7
     General                                                                                     7
     Company Information                                                                         7
     Special Considerations                                                                      8
BACKGROUND                                                                                       10
     Background of the Merger                                                                    10
     Reasons for the Recommendation of the Company's Board                                       15
     Persons Retained, Employed, Compensated, or Benefited as a Result of the Merger             17
     Opinion of Empire Valuation Consultants, Inc.                                               17
     No-Solicitation Obligations                                                                 25
     Fee Arrangements                                                                            25
MERGER AGREEMENT                                                                                 26
     Completion of the Merger                                                                    26
     Merger Consideration                                                                        26
     Surrender of Certificates and Payment Procedures                                            26
CERTAIN ADDITIONAL PROVISIONS OF THE MERGER AGREEMENT                                            27
     No Solicitation by Company                                                                  27
     Covenant to Recommend by Company's Board                                                    27
     Mutual Covenants                                                                            27
     Company's Interim Operations                                                                29
     Representations and Warranties                                                              29
CONDITIONS TO THE MERGER                                                                         31
     Closing Conditions for Each Party                                                           31
     Additional Closing Conditions for Washington Mills and Merger Sub                           32
     Termination                                                                                 33
     Certain Fees and Expenses                                                                   34
     Termination Fees                                                                            34
     Amendments and Waivers                                                                      34
     Financing of the Merger                                                                     34
     Regulatory Matters                                                                          34
     Legal Proceedings                                                                           34
STOCKHOLDER'S AGREEMENTS                                                                         35
     Covenants                                                                                   35
     Agreement to Vote in Favor of the Merger and Against Competing Transactions                 35
     Transfer Restrictions                                                                       35
     No Solicitation of Transactions                                                             36
     Mutual Release                                                                              36
     Termination                                                                                 36
     Certain Fees and Expenses                                                                   36
     Consenting Stockholders                                                                     37


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
INTERESTS OF EXECTUTIVE OFFICERS AND DIRECTORS IN THE MERGER; POTENTIAL CONFLICTS
OF INTEREST                                                                                      37
      Certain Estimates Provided to Parent                                                       38
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES                                           40
      United States Holders                                                                      41
      Non-United States Holders                                                                  41
APPRAISAL RIGHTS                                                                                 42
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                      45
WHERE YOU CAN FIND MORE INFORMATION                                                              47
ANNEX A AGREEMENT AND PLAN OF MERGER
ANNEX B OPINION OF EMPIRE VALUATION CONSULTANTS, INC.
ANNEX C FORM OF STOCKHOLDER'S AGREEMENT
ANNEX D SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



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                                   THE MERGER

GENERAL

This Information Statement relates to the acquisition of the Company by Washington Mills. Pursuant to the Merger Agreement, all shares of stock owned by the current stockholders will be cancelled and the stockholders will receive the following cash payment for their shares: $13.24 per Share, $12.44 per Class A Common Share, $19.00 per Preferred Share and $19.00 per Series B Preferred Share. The Shares, Class A Common Shares, Preferred Shares and Series B Preferred Shares are sometimes collectively referred to as "Capital Stock." The various per-share payments for the Capital Stock as described above are sometimes collectively referred to as the "Merger Consideration."

The Board of Directors of the Company (the "Company's Board") is issuing this information statement ("Information Statement") to inform Company's stockholders about the proposed acquisition of the Company by Washington Mills. The Company's Board has approved the Merger and the Merger Agreement and the transactions contemplated thereby.

The Merger shall become effective at the Effective Time. Under the Merger Agreement, Merger Sub, will merge with and into the Company and all outstanding shares of Capital Stock, other than those as to which appraisal rights have been properly exercised and other than shares of Capital Stock owned by Parent, Merger Sub or the Company, will at the Effective Time be converted into the right to receive the Merger Consideration. The separate existence of the Merger Sub will cease and the Company will become a wholly owned subsidiary of Parent.

Wacker has agreed, as holder of all outstanding Class A Common Shares and Series B Preferred Shares, to act by written consent and vote its shares in favor of the approval and adoption of the Merger Agreement and the Merger pursuant to a Stockholder's Agreement executed by it. The Principal Stockholders, as the owners of more than 95% of the Preferred Shares and 69.5% of the Shares, have agreed to act by written consent and vote their Shares and Preferred Shares in favor of the approval and adoption of the Merger Agreement and the Merger pursuant to Stockholder's Agreements executed by them. These consents and votes will be effective 21 days after the date of mailing of this Information Statement. Since Wacker and the Principal Stockholders have sufficient voting power to approve and adopt the Merger Agreement and the Merger, in accordance with the voting requirements of the Certificate of Incorporation, no approval by the Company's remaining stockholders is required or will be sought. A form of Stockholder's Agreement, as separately executed by each of the signatories, is attached as Annex C to this Information Statement ("Stockholder's Agreement," collectively referred to as the "Stockholder's Agreements").

COMPANY INFORMATION

Exolon-ESK Company is a Delaware corporation that is an abrasive grain manufacturer with facilities in Tonawanda, New York, Hennepin, Illinois, and Thorold, Ontario, Canada. We are the only domestic U.S. producer of silicon carbide (at our Hennepin plant). Our principal executive offices are located at 1000 East Niagara Street, Tonawanda, New York 14151-0590 and the telephone number is (716) 693-4550.


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EXL Acquisition Corp. is a newly formed Delaware corporation and a wholly owned subsidiary of Washington Mills. It has been organized for the sole purpose of this Merger and has not carried on any business activities. The principal executive offices of EXL are located at 20 North Main Street, North Grafton, Massachusetts 01536; its telephone number is (508) 839-6511.

Washington Mills Company, Inc., founded in 1868, is a Massachusetts corporation and is a leading producer of electro-fused materials used in abrasive, refractory, and in general industrial applications. Washington Mills manufactures aluminum oxide and other specialty fused materials in furnace plants located in Niagara Falls, New York and Niagara Falls, Ontario. It processes these materials, as well as silicon carbide purchased from outside suppliers, into sized grains at crushing mills located in Niagara Falls, New York, North Grafton, Massachusetts, and Manchester, England. In addition, Washington Mills also manufactures and sells ceramic tumbling media produced at its plants in Lake Wales, Florida and Sun Prairie, Wisconsin. The principal executive offices of Washington Mills are located at 20 North Main Street, North Grafton, Massachusetts 01536; its telephone number is (508) 839-6511.

SPECIAL CONSIDERATIONS

Stockholders should be aware of the following considerations with respect to this transaction:

        - Price Substantially Below Book Value: The price of $13.24 to be paid by Washington Mills for each Share reflects a 55% discount from the $29.55 net book value of each Share at December 31, 2000.

              Notwithstanding the decision of the Company's Board to approve Washington Mills' offer providing for a payment of $13.24 per Share, the Company did not deem it appropriate to recognize an "impairment" of the value of its assets in its audited financial statements for the year ended December 31, 2000 and the quarter ended March 31, 2001. The Company continues to generate positive cash flows, notwithstanding that it has experienced net losses, primarily because its net losses reflect a very substantial charge for depreciation on its fixed assets, which is a non-cash item. For 2001, the Company anticipates it will generate positive cash flows sufficient to meet its debt service obligations, and it has concluded that "impairment" would not be appropriate. See "Interests of Executive Officers and Directors in the Merger; Potential Conflicts of Interest -- Certain Estimates Provided to Parent" on Page 38 of this Information Statement.

              However, in considering the best result for its stockholders, the Company's Board considered the likelihood that, in the foreseeable future, the Company would not generate income sufficient to provide any dividend or other distribution to common stockholders. Moreover, its profit margins would, under present business conditions, be so narrow as to make the Company vulnerable to any adverse change in its markets or costs, such as a general downturn in it customers' business, an increase in the volume of low-cost foreign imports, or a substantial increase in the cost of energy, which is a major component of the Company's manufacturing costs. Further, should the Company be required to make any further substantial capital investments to remain technologically competitive, to meet any other type of competitive challenge or to comply with any future government regulation, the Company has no assurance that the necessary financing would be available to it.



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              Additionally, the Company and Washington Mills are co-defendants in two pending federal civil antitrust suits. The Company believes it has meritorious defenses to the plaintiffs' claims, but it recognizes that no certainty exists as to the outcome of these suits and that substantial defense costs and any adverse judgment would strain the Company's financial liquidity.

              Considering these possible risks and vulnerabilities, the Company's Board has concluded that a present sale for a cash payment of $13.24 per Share is the best available strategy for all stockholders.

        - Price Reflects Change in Company's Competitive Position: As more fully discussed in this Information Statement, the Company's market share, profit margins and competitive position have been severely eroded by the substantial importation into the United States of low-cost products of foreign origin, primarily the People's Republic of China. In the Company's view, presidential administrations of both major political parties have strongly supported trade with China. The Company has been unsuccessful in its formal and informal complaints to government agencies and members of Congress with respect to the rising level of Chinese imports, which are produced without the environmental and labor protection costs which the Company sustains pursuant to applicable federal and state laws and its very substantial investment in environmental protection facilities at its Hennepin, Illinois plant. These adverse conditions have strongly influenced the Company's directors' view of its prospects and the fairness of the price to be paid by Washington Mills.

              However, should U.S. government policies change or should some difficulties arise in U.S. trade or political relations with China which adversely affect the flow of Chinese imports or increase import costs, the Company would have a stronger position in its markets than it has today.

        - Violation of Debt Covenants: As of December 31, 2000, the Company was in violation of two financial covenants related to certain debt instruments representing borrowings of $20.7 million. The specific financial covenants in question were the earnings coverage ratio and the current ratio. The Company had a negative
              1.2 to 1 earnings coverage ratio and needed a positive 2.0 to 1 ratio to comply. The earnings coverage ratio compares consolidated earnings before taxes to interest expense. In addition, the Company did not meet the minimum current ratio of 2.5 to 1 due to the reclassification of long-term debt to a current liability for debt in default. The debt was reclassified because of the covenant violations and due to scheduled expiration of the Company's current letter of credit on December 15, 2001. The Company's current ratio was 1.0 to 1.0 as of December 31, 2000.

              The Company did not pursue alternate financing because of the pending sale of the Company to Washington Mills. The Company's creditors were satisfied that new financing would replace the existing debt once the Company was sold.




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                                   BACKGROUND

BACKGROUND OF THE MERGER

The Company's Board is comprised of three members elected by Wacker, as holder of all the Class A Common Shares and Series B Preferred Shares (collectively referred to as the "Wacker Directors") and three members elected by the holders of the Shares and the Preferred Shares (collectively referred to as the "Common Directors"). The three Common Directors are Theodore E. Dann ("Dann"), Chairman of the Company's Board, Brent D. Baird ("Baird") and Patrick W. E. Hodgson ("Hodgson"). Since 1997, the Company's Common Directors and the Wacker Directors have been studying a wide range of strategic alternatives, with the assistance of financial and legal advisors, with a view toward maximizing value to the Company's stockholders.

The Wacker-Chemie GmbH Group of Munich, Germany ("Wacker-Chemie") conducts silicon carbide ("SiC") business activities with a focus in Europe. Wacker-Chemie is the parent of Wacker. In the course of assessing strategic options for its SiC business in the last few years, Wacker-Chemie considered selling all or parts of these operations. As parent of Wacker, Wacker-Chemie also has a very substantial economic interest in the Company's business, which includes the SiC business.

In 1997 Wacker-Chemie considered the possibility of selling its SiC business (collectively the "Wacker SiC Business") which, together with its interest in the Company, consist of its SiC furnace and crushing operations conducted by its German subsidiary, Electroschmelzwerk Kempten GmbH, in Grefrath and Kempten, Germany and its furnace operations conducted by its Dutch subsidiary, Delfzijl ESK NV, in Delfzijl, the Netherlands (the Grefrath and Delfzijl facilities are referred to below as the "European Facilities"). On January 20, 1997 Peter H. Williams, President of Parent ("Williams"), and Edward J. Robbins, then Chief Operating Officer of Parent ("Robbins"), met with Hans Herrmann, a group executive of Wacker-Chemie, to discuss the possibility of Parent's purchase of the Wacker SiC Business. Wacker-Chemie provided Parent with information concerning the Wacker SiC Business but the discussions did not proceed.

In March 1998, the Company's Board considered the purchase of the European Facilities and other growth opportunities. These options were rejected due to the deterioration of the market resulting primarily from import competition.

In 1998, Wacker-Chemie initially discussed with Private Investment Bank B. Metzler GmbH of Frankfurt, Germany ("Metzler") a potential divestiture of the Wacker SiC Business. In 1999, Wacker-Chemie retained Metzler to assist in the divestiture of all or parts of the Wacker SiC Business.

Metzler, on behalf of and in close coordination with Wacker-Chemie, approached potential strategic and financial buyers worldwide to offer the Wacker SiC Business. As to potentially interested buyers, Metzler required confidentiality agreements to be signed, distributed an information memorandum, held management meetings and conducted site visits. In view of previous contacts in 1997 and earlier, Parent was approached for a potential purchase of the Wacker SiC Business.


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Following execution of a confidentiality agreement in May 1999, Metzler provided
Parent with a confidential memorandum describing the European Facilities, which was also provided to other potential buyers.

After review of the information memorandum, Parent decided to investigate further a potential purchase. From May 30, 1999 to June 1, 1999, Williams, Robbins and Ronald R. Campbell, currently Chief Operating Officer of Parent ("Campbell"), visited the European Facilities and met officers of the Wacker SiC Business and a board member of Wacker-Chemie.

In a letter dated July 12, 1999, Parent indicated its interest in the Wacker SiC Business subject to satisfactory resolution of European environmental and operational issues and subject also to a favorable outcome of certain European anti-dumping duty proceedings. In the months thereafter, the parties reviewed and discussed these issues.

On October 26, 1999, Parent met with Wacker-Chemie in Munich to discuss transaction models which would allow Parent to mitigate the environmental risks of the European Facilities. On this date, Parent also received information on the Company. Discussions between Parent and Wacker-Chemie continued during the first half of 2000.

Throughout this period the Company faced serious competition from substantial imports into the United States of aluminum oxide and SiC produced by several developing nations, primarily the People's Republic of China. In competing against the low prices of imported aluminum oxide and SiC, the Company saw its profit margins in aluminum oxide and SiC erode to unsatisfactory levels. The Company believed that the imported product was being produced by foreign workers earning wages far below those paid by the Company and at facilities which had inadequate environmental safeguards, in contrast to the more than $13.0 million investment by the Company in advanced environmental protection facilities at its SiC producing plant in Hennepin, Illinois. In early 2000, the Company, having retained a Washington, D.C. trade-law specialist, investigated the possibility of submitting a petition for Congressional investigation under the Tariff Act of alleged unfair trade policies by certain foreign producers, but the Company was not successful in persuading Congress to undertake the investigation. The flow of imports continued at a high level, putting downward pressure on aluminum oxide and SiC pricing and reducing the Company's market share.

During April 2000 Parent learned that Hodgson, as authorized by the Common Directors, desired to explore a sale of all the outstanding Shares and Preferred Shares to Parent. Hodgson subsequently informed Wacker-Chemie of this desire.

In mid-May 2000, Williams called Hodgson to explore a merger of the two companies and a meeting was arranged for May 24, 2000 in Niagara Falls, NY. On May 24, 2000 Hodgson met with Williams, Campbell, and Wallace F. Whitney, Jr., General Counsel of Parent ("Whitney"), at Parent's facility in Niagara Falls, New York. Hodgson stated that the Common Directors, who were principal holders of the Shares and the Preferred Shares, would be willing to sell their Shares and Preferred Shares to Parent if agreement on price could be reached, provided that all holders of Shares and Preferred Shares could participate in the sale at the same price. This meeting explored the strategic fit between the two companies, and it was apparent that Washington Mills was interested in purchasing the Company. Williams stated that Washington Mills was not for sale and did not wish to become a public company by merger.

In mid-June 2000, Washington Mills entered into a confidentiality agreement with the Common Directors. Hodgson then arranged for certain information about the Company to be supplied to Washington Mills, and for a June 25, 2000 tour of the Company's Tonawanda, New York facility by Williams and Campbell as part of their evaluation of the Company.

On August 8, 2000, the Washington Mills Board of Directors met and authorized management to negotiate with the Common Directors for a price not to exceed $18.00 per Share.

On August 22, 2000 Williams and Whitney met with the Common Directors in Buffalo, New York. The Common Directors and Washington Mills reached an understanding that Washington Mills would make a tender offer for all the Shares at a price of $17.00 per share and for the Preferred Shares at a price to be negotiated, subject to Washington Mills obtaining Wacker-Chemie's agreement to sell the Wacker interest in the Company to Washington Mills and the satisfactory completion of due diligence procedures.

On September 27, 2000 Williams and Whitney met with Wacker-Chemie and Metzler representatives in Munich, Germany at Wacker-Chemie's headquarters. The Parent representatives explained that although Parent was still interested in the European Facilities, there were complicating environmental, operational, and European antidumping issues that made an early decision on that purchase unlikely, and that Parent was interested in buying Wacker's interest in the Company independent of any transaction concerning the European Facilities. Wacker-Chemie advised Parent that it would consider selling its interest in the Company separate from the European Facilities.

On October 2, 2000 Parent sent Wacker-Chemie a written proposal to buy the Class A Common Shares at a price of $15.00 per share, including Class A Common Shares issuable to Wacker upon conversion of the Series B Preferred Shares owned by Wacker. By a letter dated October 9, 2000, Metzler requested Parent to clarify some questions arising from its initial proposal letter and on October 11, 2000, Parent elaborated on these open issues and on a proposed deal schedule. On October 10, 2000 Wacker received another offer from a competitor in the abrasive grain industry at approximately $10.50 per Class A Common Share. On October 16, 2000 Metzler responded that Wacker-Chemie would negotiate the sale of its interest in the Company on the basis offered by Parent's proposal and grant Parent an exclusivity period.

On November 8, 2000 Claudia Strittmatter, Corporate Finance Manager of Wacker-Chemie ("Strittmatter"), and Goetz Neumann, Counsel to Wacker-Chemie ("Neumann"), met in New York City with Whitney, special legal counsel to the Company, and representatives of Metzler to discuss the process by which Parent would acquire all the Capital Stock of the Company. Hodgson was consulted by telephone during this meeting.

On November 12, 2000 Williams met with J. Fred Silver, President and CEO of the Company ("Silver"), in Boston, Massachusetts at a trade association meeting they were both attending. Williams advised Silver that if the acquisition were concluded, Silver would be retained as a consultant to assist with the transition in the change of ownership of the Company.

On November 27, 2000, Parent signed letters of intent (i) with the holders of 220,770 Shares agreeing to make a tender offer for the Shares at a price of $17.00 per Share and for the purchase of the Preferred Shares at a price of $19.13 per Preferred Share; and (ii) with Wacker for the purchase of the Class A Common Shares at a price of $15.00 per Class A Common Share and for the purchase of the Series B Preferred Shares at a price of $16.88 per Series B Preferred Share.

During the period from November 27, 2000 to January 30, 2001, representatives of Parent conducted extensive business, environmental, financial, accounting, technical and legal due diligence on the Company's business and operations, including site visits to the Company's facilities, as well as a site visit to Orkla Exolon K/S, the Company's 50% owned joint venture in Norway. On December 20, 2000, Parent's Board of Directors met and after hearing a report from management authorized management to continue to pursue the acquisition on the basis set forth in the letters of intent. On December 19, 2000, Whitney distributed to the Company, the Company's counsel and to Wacker-Chemie, initial drafts of the Merger Agreement. During the period between December 19, 2000 and January 30, 2001, representatives of Parent held negotiations with representatives of the Company and its legal advisors regarding the terms and conditions of the Merger Agreement.

On January 30, 2001, members of Parent's management met to review the results of their due diligence. During the due diligence process, Parent had concluded that escalating energy prices, and the resulting operating inefficiencies and costs, had continued to erode the Company's profit margins. In addition, declining demand due to a downturn in the automotive and metal working industries coupled with continued competition from imports, particularly of Chinese origin, prevented the Company from recovering its increased costs. Parent's due diligence had also raised concerns about environmental issues at the Company's Hennepin, Illinois and Thorold, Ontario facilities as reported in the Company's public disclosures and about the future costs and availability of electrical power in Hennepin, a major component of the SiC manufacturing process. Parent also expressed concerns about the Company's operating inefficiencies, cost structure and technologically outdated equipment. Based on its due diligence and its return on investment objectives, Parent's management concluded that the value of the Company's equity was in the $11.0 - $14.0 million range, less than the proposal made by Parent previously.

On January 31, 2001, Williams and Whitney met with the Common Directors in Buffalo, New York to review the results of Parent's due diligence and to advise them of Parent's revised valuation. Williams stated that Parent regarded $13.0 million as a fair value for the entire Capital Stock of the Company.

On February 1, 2001, Parent sent a letter to Wacker-Chemie summarizing its major due diligence findings and concluding that on these grounds Parent was only prepared to pay a combined business value of $13.0 million for all of the Company's Capital Stock.

On February 5, 2001, the Company held a regular meeting of the Company's Board to discuss, among other things, the Company's business prospects and the possible acquisition of the Company. Legal counsel to the Company, the Company's executive officers and Strittmatter and Neumann attended the meeting. Members of the Board held a lengthy discussion regarding a potential acquisition transaction with Parent, considering, among other things, (1) the history of the negotiations, (2) the possibility of a revised total purchase price in the approximate amount of $13.0 million, (3) the unsuccessful efforts to find other buyers at a better price, (4) the feasibility of continuing to operate as a stand-alone company or of an orderly liquidation, which discussion included an evaluation by Silver of these alternatives and the risk/return evaluation of each alternative strategy for the Company and its stockholders, (5) the views of the other executive officers present at the meeting as to the proposed acquisition, (6) the recent and current financial and operating position of the Company, the business environment and the Company's relationship with its lenders, and (7) a presentation by legal counsel as to the fiduciary responsibilities of the directors in the exercise of their business judgment.

The Common Directors advised the meeting as to their planned response to Parent's new proposal respecting the total purchase price. The Common Directors also informed the persons present that they had caused the Company to engage Empire Valuation Services, Inc. ("Empire") to consider the fairness from a financial point of view of the ultimate price to be paid for the Shares and the Preferred Shares and to render an opinion to the Company's Board on the subject. The meeting also appointed Messrs. Dann and Baird as a special subcommittee to consider the fairness to the holders of Shares of the ultimate relationship between the per share price to be received by holders of the Preferred Shares and by the holders of the Shares, it being noted that Messrs. Dann and Baird and stockholders with which they were affiliated held no Preferred Shares.

On February 6, 2001, Williams and Whitney met with Strittmatter and Neumann in Buffalo, New York and made a similar presentation to the one they had made to the Common Directors on January 31, 2001. Strittmatter and Neumann stated they believed the Company was worth $14.0 million and that Wacker-Chemie should receive half of the total amount. After negotiations the parties agreed to compromise at approximately $13.5 million, subject to obtaining the approval of the Common Directors, and conditional on no further price negotiations from either side. The purchase price would be divided equally between Wacker, as sole owner of the Class A Common Shares and Series B Preferred Shares and the public stockholders who, in the aggregate, owned the Shares and the Preferred Shares.

On February 6, 2001 Wacker-Chemie informed Hodgson about this outcome and requested a decision amongst them to agree with this pricing. On February 7, 2001, Williams telephoned Hodgson to report on his discussions with Wacker-Chemie. Hodgson discussed the offer with Baird and Dann and on February 9, 2001 telephoned Williams to report that the Common Directors agreed with the proposal.

On February 9, 2001 Wacker-Chemie obtained preliminary approval from Wacker-Chemie's Managing Board for a purchase price of $6.75 million for all of its shares in Company and communicated this to Parent.

On March 5, 2001, the Company held a special meeting of the Company's Board to discuss, with the advice and assistance of the Company's management and financial and legal advisors, among other things, the Company's business prospects and the proposed terms of the acquisition by Parent. The Company's financial advisors and legal counsel discussed with members of the Company's Board copies of documents distributed prior to the meeting, including the terms of a draft form of the Merger Agreement and the Stockholder's Agreements and other business conditions of the proposed acquisition. Empire made a presentation regarding certain financial analyses it had performed in connection with the Merger, and rendered a draft opinion that, subject to certain assumptions and qualifications, the $13.24 per Share and $19.00 per Preferred Share price was fair, from a financial point of view, to holders of the Shares and Preferred Shares. Representatives of Jaeckle Fleischmann & Mugel, LLP, special counsel to the Company, also gave a presentation regarding the various legal aspects of the transaction as well as a summary of the principal terms of the Merger Agreement. Counsel indicated that it planned to make certain changes in the agreements based upon recommendations of Delaware legal counsel, but none of the changes affected the per share payments. Subsequently, the parties agreed that the Merger would proceed, on the basis of obtaining consents from the Principal Stockholders and Wacker, without a prior tender offer.

On March 14, 2001, the Company's Board again met by a telephone meeting, reviewed the revised documents and discussion of the final terms and conditions of the Merger Agreement and of other matters related thereto. Based on all of the foregoing, the special committee of two Common Directors stated that the relationship between the price of the Common Shares and the price of the Preferred Shares was fair to the holders of the Common Shares. The Company's Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and otherwise in the best interests of the Company's stockholders. The Company's Board approved the Merger Agreement and the Merger for all purposes, including certain anti-takeover provisions of the DGCL; authorized the execution and delivery of the Merger Agreement subject to receipt of stockholder consents referred to below; and recommended that the Company's stockholders approve and adopt the Merger Agreement.

On March 14, 2001, following a review and discussion of the final terms and conditions of the Merger Agreement and of other matters related thereto, Parent's board of directors, by telephone meeting, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and authorized, upon receipt by the Company of written consents by the Principal Stockholders and Wacker, the execution and delivery of the Merger Agreement.

On March 14, 2001, after the Company received the consents from Wacker and the Principal Stockholders, Parent, Merger Sub and the Company executed the Merger Agreement; Parent, Purchaser and the Principal Stockholders executed the Stockholder's Agreements; and Parent, Purchaser and Wacker executed a Stockholder's Agreement.

REASONS FOR THE RECOMMENDATION OF THE COMPANY'S BOARD

The Company's Board has unanimously approved the Merger Agreement. In reaching this determination, the Company's Board consulted with the Company's senior officers and financial advisors and considered the following important factors that supported its recommendations:

- The per Share price of $13.24 to be paid in the Merger, which represents a premium of approximately 15.1% over the closing price of $11.50 per Share on March 8, 2001, the last known trade before the announcement of the execution of the Merger Agreement; approximately 10.3% over the closing price of $12.00 per Share on May 24, 2000, the date when Hodgson and Parent held their first meeting; and approximately 55% discount from the book value per Share at December 31, 2000.

- The opinion of Empire dated March 14, 2001 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $13.24 per Share cash consideration to be received in the Merger by holders of the Shares and the $19.00 per share cash consideration to be received in the Merger by holders of the Preferred Shares was fair, from a financial point of view, to such holders. The full text of Empire's written opinion is attached hereto as Annex B and is incorporated herein by reference. Empire's opinion is directed only to the fairness, from a financial point of view, of the $13.24 per Share cash consideration to be received in the Merger by holders of the Shares and the $19.00 per share cash consideration to be received in the Merger by holders of the Preferred Shares and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should approve the Merger or as to any other matter relating to the Merger. Holders of Shares and Preferred Shares are urged to read such opinion carefully in its entirety.

- The belief by the Company's Board that Parent is a highly attractive interested acquirer of the Company with the ability to complete the Merger promptly without a financing contingency. The Company's Board is not aware of any other entity which desires to acquire the Company with the exception of a European producer which had proposed a lower price to Wacker-Chemie than the price to be paid by Parent.

- Cost of silicon carbide production increased with construction and implementation of a sulfur removal system in 1997. While this process was successful, the Company was not able to pass on cost increases attributable to the construction of the sulfur removal system and there was, and is, no market price premium for product produced in a costlier environmentally friendly process. More recently, the increases in electric power rates - electric power being a major component of the Company's production process
     - are also not recoverable in the current market for the Company's products.

- Since 1998 the Company has lost significant market share, experienced lower margins, and increased price pressure due to various market factors including increased foreign competition in all markets. Furthermore, since approximately mid-2000, the industries to which the Company sells its products, such as auto manufacturing and metal finishing, have experienced a marked downturn in their business.

- The terms and conditions of the Merger Agreement, including the limitations posed on the Company's ability to seek alternative transactions with other parties.

- The Principal Stockholders, representing over 69.5% of the Shares and over 95% of the Preferred Shares, as well as Wacker, owner of all Class A Common Shares and Series B Preferred Shares, were in favor of the transactions and willing to sign the Stockholder's Agreements and consents to the Merger Agreement.

- Possible alternatives to the Merger, including continuing to operate as an independent public company or continuing to seek a sale of the Company to another party, and the effect, benefits and risks, short term and long term, of such alternatives on the value of the Capital Stock.

The foregoing discussion of the information and factors considered by the Company's Board is not meant to be exhaustive, but summarizes the material factors considered by the Company's Board. The Company's Board did not quantify or attach any particular weight to the various factors, or determine that any particular factors were of primary importance. Rather, the Company's Board made its determination that the Merger Agreement is fair to, and in the best interests of, the Company and its stockholders based on the totality of the information presented to and considered by them. Individual members of the Company's Board may have given different weight to these different factors.

PERSONS RETAINED, EMPLOYED, COMPENSATED OR BENEFITED AS A RESULT OF THE MERGER

Parent has offered Silver a one-year consulting contract on a part-time basis at half of his current salary. No other employment offers have been made to any other officer or director of the Company. The current Company's Board, on or before the Effective Time, will establish bonuses from a bonus pool of $50,000 to be divided among certain officers who have worked on this transaction.

OPINION OF EMPIRE VALUATION CONSULTANTS, INC.

On January 11, 2001, the Company retained Empire to act as its financial advisor with respect to a possible Merger of the Company with Merger Sub. Empire provides valuations to business owners and their advisors and agents. Empire has prepared over 4,000 valuations in various contexts, including mergers and acquisitions, buy-sell agreements, going private transactions, estate tax and others. A member of the Company's Board became aware of Empire because of its work on a transaction for another public company. The Company's Board contacted Empire and after discussions with Empire's representatives regarding Empire's qualifications and other matters, the Company's Board retained Empire.

As part of the engagement, the Company requested that Empire consider whether the cash consideration to be received by holders of the Shares and Preferred Shares pursuant to the Merger was fair from a financial point of view to such stockholders. Empire was not requested to render an opinion as to the fairness of the price to be received by Wacker for the Class A Common Shares and Series B Preferred Shares held by Wacker. There were no limitations placed on the scope of Empire's review. Empire did not recommend the amount of consideration to be paid to the Company's stockholders by Washington Mills. As described under "Background -- Background of the Merger" above, the consideration was negotiated between representatives of Washington Mills and the Common Directors and representatives of Wacker-Chemie.

At a meeting of the Company's Board on March 5, 2001, Empire rendered its oral opinion to the Company's Board, subsequently confirmed in writing on March 14, 2001, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of their review, as set forth in their opinion, the cash consideration to be received by holders of the Shares and Preferred Shares pursuant to the Merger is fair from a financial point of view to such holders.

The full text of Empire's opinion, which sets forth material information relating to Empire's opinion that the cash consideration to be received by holders of the Shares and Preferred Shares pursuant to the Merger was fair from a financial point of view to such stockholders, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Empire, is attached as Annex B to this Information Statement and is incorporated by this reference. This description of Empire's opinion should be reviewed together with the full text of the opinion, and you are urged to read the opinion and consider it carefully. The following summary of Empire's opinion is qualified in its entirety by reference to the full text of the opinion. Empire has consented to the inclusion of its opinion in its entirety in this Information Statement.

Empire's opinion is addressed to the Chairman of the Board. All members of the Company's Board are expressly permitted to rely on Empire's opinion. The opinion evaluated only the fairness, from a financial point of view, of the cash consideration to be received by the holders of the Shares and Preferred Shares pursuant to the Merger. The terms of the Merger, including the Merger Consideration, were determined through negotiations among the Company, Wacker-Chemie, and Parent, and were not determined by Empire. Empire's opinion does not address the merits of the underlying decision to engage in the Merger and does not constitute, nor should it be construed as, a recommendation to any stockholder of the Shares and Preferred Shares as to how to vote on the Merger or any matter related to the Merger.

In arriving at its opinion, Empire, among other things:

1. Reviewed the Company's Securities and Exchange Commission ("SEC") filings for 1996 through the present date, sourced through the SEC EDGAR database over the Internet. From this data, it analyzed its historical business and financial information;

2. Reviewed the Merger Agreement, the Letter of Intent from Parent to the Company, dated November 27, 2000, and a form of Stockholder's Agreement to be entered into by the Principal Stockholders in which they commit to Merger Sub and Parent that they will approve and consent to the Merger Agreement and the Merger;

3. Reviewed and analyzed the Company's internally prepared monthly administrative reports for 1997 through January 31, 2001;

4. Reviewed and analyzed the Company's United States and Canadian corporate tax returns for the years ending December 31, 1997 through 1999;

5. Reviewed numerous other internally prepared business and financial records, documents, contracts, and memos of the Company;

6. Reviewed the Company's Board Meeting minutes from October 14, 1999 through February 5, 2001;

7. Reviewed the Certificate of Incorporation and all amendments thereto and the Company By-Laws dated May 1997, with particular attention to the stated rights of each class of Capital Stock. Empire noted that each of the Preferred Shares and each of the Series B Preferred Shares has a cumulative dividend provision in the amount of $1.125 per share, which cumulative dividend has preference over any dividend payment in respect to the Shares and Class A Common Shares, and is entitled to a payment of $25 per share plus accrued dividends on redemption by the Company and the same payment in preference to the Shares and Class A Common Shares on the Company's liquidation;

8. Visited the Company's corporate office and held discussions with its senior management regarding its past financial performance, its current and planned operations, its financial condition, and business prospects. They discussed the Company as a whole, as well as the separate prospects for its Tonawanda, New York; Hennepin, Illinois; and Thorold, Ontario operations;

9. Reviewed the historical stock prices and trading volumes of the Company's Shares (last known trade was on March 8, 2001 at a reported $11.50 per Share with 300 Shares traded); and

10. Considered such other information, financial studies, and analyses as they deemed relevant, and performed such analyses, studies, and investigations as they deemed appropriate.

In preparing its opinion, Empire has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with or reviewed by or for Empire, or publicly available, and Empire has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, Empire has not assumed any obligation to conduct, nor has Empire conducted any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Empire by the Company, Empire has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Finally, Empire assumed that the final form of the Merger Agreement and Stockholder's Agreements are substantially similar to the last drafts reviewed by it. Empire subsequently confirmed that the differences between the executed agreements and the drafts reviewed by it at the time it rendered its opinion would not have changed its opinion.

Empire's opinion was based upon market, economic and other conditions as they exist and can be evaluated, and on the information made available to Empire. Empire was not authorized by the Company, the Company's Board, or the special committee of the Company's Board, to solicit, nor did Empire solicit, third-party indications of interest for the acquisition of all or any part of the Company.

In arriving at its opinion, Empire considered the results of all its analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold or the prices at which the Shares or Preferred Shares may trade at any time in the future. The analyses were prepared solely for the purposes of Empire's providing its opinion to the Company's Board as to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to the Merger by holders of the Company's Shares and Preferred Shares.

The following is a summary which provides a more extended explanation of its analyses. This summary was not presented to the Company's Directors on or before their approval of the transaction with Washington Mills, but it has been prepared by Empire for the purpose of providing additional information to the holders of Shares and Preferred Shares with respect to the fairness opinion:

         Empire arrived at a prospective range in value for the Company's enterprise value principally by utilizing the net asset value method with consideration to the Company's investment value and market value.

         Investment Value. Investment value, which is sometimes referred to as the income value or earnings value, establishes a range of values of a business based on various income methods. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of an enterprise to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value.

         For the past two years, the Company's adjusted aggregate earnings before interest and taxes ("EBIT") totaled to approximately $270,000 and its EBIT for 2000 was a negative ($1,291,000). In early 2001, the Company's projected an EBIT for 2001 at $1,366,000. However, it projected EBIT for the first quarter of 2001 was $330,000 and its actual EBIT was $385,000 lower at a negative ($55,000). The application of the debt-free capitalization of income method (using adjusted net income) for Company using various combination of its actual performance for 1999 and 2000 and its projection for 2001 resulted in negative implied values for the Company's common stock. The application of the debt-free capitalization of income method (using adjusted operating cash flow defined as net income + depreciation - capital expenditures) resulted in a range in implied minority interest values for Company's Shares between aggregate negative values and a high-end number of about $8.0 million. The aggregate consideration offered for the Company's Shares and Class A Common Shares is about $12.76 million, which appeared fair and reasonable relative to the above income analysis.

         Market Value. Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a corporation is normally determined by comparison of certain financial data of similarly situated publicly traded corporations, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control may be determined by the sales of comparable companies. In valuing a business enterprise, when sufficient comparable trading data is available, the market value deserves greater weight than net asset value and similar emphasis as the investment value.

         Empire performed an independent search for both (1) guideline companies (one or more publicly traded companies) and (2) a guideline transaction from which to extrapolate an enterprise value for the Company.

         The Company's primary standard industrial code ("SIC") is No. 3291 Abrasive Products, and it is the only US public company in this classification. There are several other public companies which include this SIC in their mix of business; however, abrasive product manufacturing is not their core business and it represents a very small percentage of their total revenue. As such, given the nature and the relative uniqueness of the Company's products, Empire was unable to find any direct guideline companies or transactions. Nevertheless, Empire expanded its comparable search using words of abrasive, refractory, granular product, etc. and selected five public companies:
         Minerals Technologies, Inc., Moyco Technologies, Inc., Oil Dri Corp., Cabot Corp. and Martin Marietta Materials. The comparability of these companies to the Company is relatively weak due to significant differences in business mix and future outlook; yet they are the closest comparables found by Empire and are collectively referred to as "Guideline Companies" in this discussion.

         Under the market approach, Empire, using publicly available information compared selected financial data of the Company with similar data of the five Guideline Companies.

         When compared to the comparable companies, Empire's analysis showed, among other things, that:

         - historical revenue growth over the trailing four years ended between September 30, 2000 and December 30, 2000 ranged from -4.9% to 20.4% compared to -10.1% for the Company. For the trailing twelve months the Guideline Companies reported revenue growth between 0.3% and 14% and the Company reported a 1.44% revenue decline;

         - historical earnings before interest, taxes, depreciation and amortization ("EBITDA") growth over the same four years ranged from -18.5% to 16.2% compared to negative -36.5% for the Company;

         - historical EBIT growth over the same four years ranged from -22.8% to 13.0% for the five Guideline Companies; whereas, the Company's EBIT declined from $6.1 million in 1996 to a large loss in 2000.
              Note: while two Guideline Companies showed negative EBIT growth for the period, their EBIT remained positive;

         - historical net income growth for the same four year period ranged from -22.8% to 13.0% for the five Guideline Companies; whereas, the Company's EBIT declined from $6.1 million in 1996 to a large loss in 2000. Again, note that while two Guideline Companies showed negative earnings growth for the period, their earnings remained positive;

         - total trailing twelve months ("TTM") revenue ranged from $20.0 million to $1,545.0 million compared to $50.5 million for the Company;

         - equity market capitalization as of March 2, 2001 ranged from $14.8 million to $2,219.8 million compared to $11.8 million (Shares at $11.125 and Preferred Shares at $19.00) for the Company;

         - EBITDA margins as of the fiscal year ended closest to December 31, 2000 ranged from 9.5% to 22.9% (median 22.0%) compared to 4.2% for the Company;

         - Latest year EBITDA return on total invested capital (book value of equity + debt) ranged from 16.0% to 31.4% (median 22.9%) compared to 4.2% for the Company;

         - Latest year EBITDA return on total assets ranged from 12.5% to 18.9% (median 15.2%) compared to 3.7% for the Company;

         - Gross margins for the same fiscal year ranged from 20.0% to 40.3% compared to 13.0% for the Company; and

         Empire's analysis also showed that the Company's liquidity ratios and profitability were materially below those of the Guideline Companies, and that its operating cycle (days receivable and days inventory) was longer than those of the Guideline Companies with the exception of Moyco Technologies, Inc.

         Empire concluded that:

         - the Company's historical growth of revenue and earnings is below that of the Guideline Companies. Further, given the recent onslaught of foreign imports, the outlook for the Company for revenue and earnings growth is significantly less favorable and more uncertain;

         -    the Company's total leverage was in line with the Guideline
              Companies;

         - the Company's liquidity ratios, efficiency ratio and operating cycles compared unfavorably to those of the Guideline Companies; and

         - the Company's profit margins were significantly below that of Guideline Companies.

         As of March 2, 2001, the TTM market value of total invested capital ("MV-TIC") to EBITDA multiples for the five Guideline Companies ranged from 5.76 times to 8.84 times with a median of 6.65 times. From this analysis, Empire concluded that prior to the Merger proposal announcement, the Company's Share price would at best be priced at the low end of the range. Using a range of 5.75 times to 6.5 times and the Company's TTM EBITDA of $2,142,000 the implied value of the Company's total invested capital (again TIC = common equity + preferred equity + debt) was between $12.3 million and $13.9 million. Using a market value of $736,000 and $20,700,000 for the Company's Preferred Shares and debt, respectively, the implied value of its common equity is negative.

         The Guideline Companies' MV-TIC to three year average EBITDA ranged from 5.03 times to 8.49 times with a median of 7.46 times. Using a range of 5.75 times to 7.5 times and the Company's three-year average EBITDA of $4,183,000 the implied value of the Company's total invested capital (again TIC = common equity + preferred equity + debt) was between $23.0 million and $31.4 million. Using a market value of $736,000 and $20,700,000 for the Company's Preferred Shares and debt, respectively, the implied value of its common equity ranges from $1.5 million ($1.57 per share) to $9.9 million ($9.99 per share). Based on a direct comparison of the Company with the Guideline Companies on both a quantitative and qualitative analysis, the Company would be priced in the lower half of the range of values. The total consideration offered for all of the Shares and Class A Common Shares is about $12.76 million, which appeared fair and reasonable relative to the above market analysis.

         Empire searched for, but did not identify any merger, acquisition or other comparable transactions during the last three years, which Empire deemed to be sufficiently meaningful for purposes of analyzing the fairness of the Merger Consideration. For this reason, Empire did not employ this analysis in its evaluation of the Company.

         As part of its market value analysis, Empire reviewed the Company's historical trading activity, including prices and number of Shares traded over the past year with a particular emphasis on its trading activity in the past three-to-six months.

         Net Asset Value. Net asset value ("NAV") is the value of the net equity of an entity, which focuses primarily on the company's balance sheet. This approach requires restatement of a company's assets and liabilities, as of the date of appraisal from their book value to an estimate of their market values. Explicit consideration is given to the recognition of securities gains or losses, fixed asset appreciation or depreciation, adjustments to inventory, receivables and changes in the net value of other assets as well as the recognition of any contingent liabilities. Application of this method is most useful in determining a fully marketable enterprise value of an entity. When the sale or liquidation of a business's net assets is considered highly probable, then the NAV method generally gives consideration to reasonable transaction costs such as legal and accounting fees, built-in capital gains, sales commissions and other liquidation or asset disposition costs.

         This method is usually used in the valuation of holding companies whose main assets are financial securities, investment assets such as real estate, notes receivable, partnership interests, or equity investments in other business enterprises. This method is often used to value an operating company with a relatively low current earning power, or whose net asset investments are generating an insufficient return on their investment. This is the current case for the Company.

         The following factors were considered pertinent to the determination of a reasonable estimate of the Company's NAV:

- The Company's facility in Hennepin is a single purpose operation which is relatively unique in North America and which is located in a rural location. The Company's capitalized fixed assets investment has a high component of "in place" costs with little to no salvage value. Much of its equipment is special use equipment with marginal value outside of the company's current operations. In recent years, the Company made substantial investments in a desulfurization facility to comply with environmental regulatory requirements. This desulfurization facility and the operation's high level of electrical power usage have increased operating costs to the point where the Hennepin operation is marginally competitive. Were the Company forced to close the plant, the salvage value (net of clean-up) of its fixed investment is relatively low.

- The Company's main office and grain processing plant are located in Tonawanda, New York. The plant and office buildings, which are owned by the Company, contain 273,000 square feet of space. The facilities were originally completed in 1943, and substantial additions to the plant have been made since that date. However, the majority of Tonawanda facility's grain processing equipment is 30+ years old; it requires significant annual maintenance but has been substantially depreciated on the Company's books. The facility is also a single purpose operation with high-capitalized structural "in-place" costs, which would not be recoverable were the equipment sold. In the past several years, foreign imports have rendered the Tonawanda plant relatively uncompetitive. Management indicated that were the facility to be closed and its equipment sold, the prospective net realizable value of the fixed assets (net of clean-up) would be relatively low.

- The Company also has an electric furnace plant situated in Thorold, Ontario, Canada. The plant was originally built in 1914 and has always been used for heavy industrial purposes. The Company's facility and furnaces have very high "in-place" structural costs, which would not be recoverable in the event of sale and dismantling. The facility, a heavy user of electrical power, is considered only marginally competitive from an operations viewpoint.

- In the context of a NAV computation, the estimated market value of the Company's fixed assets was low relative to their current capitalized book value. Again, the facilities are single purpose operations with high levels of capitalized structural costs, relatively high users of high cost electrical power, and are equipped with single usage equipment with little current demand. Management estimated that in the event of an orderly sale or liquidation, the facilities would net between $4.5 million to $10 million. In comparison, the book value of the Company's net fixed assets as of December 31, 2000 was $22.6 million.

- A major component of the fixed assets is the Company's 1998 Sulferox desulfurization pollution control facility at its Hennepin plant, which had a net book value of approximately $11 million at December 31, 2000. The Sulferox system was initially developed by the Company's licensor for scrubbing off-gases produced by burning coal and coke, and its adaptation to the Company's silicon carbide process is, to the Company's knowledge, unique. It was designed and built for a single-purpose use. Moreover, the Company's license does not permit the Company to transfer the license. If the licensor were to permit a transfer and a buyer could be found, the cost of dismantling and reassembling the facility at another location would be substantial.

- The second largest class of asset for the Company is its inventory. As of December 31, 2000, the Company's FIFO inventory was about $17.2 million; about 88.5% was finished and semi-finished inventory, which was produced in anticipation of demand. Management estimated that in the event of a bulk sale or orderly liquidation of its inventory that at best it would get 50% to 75% of its stated FIFO basis.

- As of December 31, 2000, the Company stated accounts receivable totaled about $5.4 million. Management estimated that, in the event of an asset sale or orderly liquidation, the market value of the receivables (with consideration of time value of money) would be no higher than 85% to 90% of face value.

- As of December 31, 2000, the book value of the Company's investment in its Norwegian joint venture was about $4.9 million. The Norwegian business was unprofitable in 2000 and its outlook for 2001 is highly uncertain. The Company and its joint venture have unsuccessfully attempted to sell the investment for more than one year. Management estimates that upon sale or orderly liquidation, the Company would realize between $1.5 million and $2.5 million before consideration of U.S. corporate taxes.

         In summary, based on our analysis and discussions with management, it was determined that the Company's NAV was reasonably stated between $7.50 per share and $12.00 per share as of the valuation date.

         Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by Empire's analyses. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Empire, the Company, Washington Mills, any stockholder of the Company, or any other person assumes responsibility if future results or actual values are materially different from those forecast.


         The foregoing summary is qualified by reference to the written opinion dated as of March 14, 2001 by Empire, which is attached as Annex B to this Information Statement. The fairness opinion is also available for inspection and copying at the principal office of the Company located at 1000 East Niagara Street, Tonawanda, New York 14151-0590 during regular business hours by any interested shareholder of the Company or a representative who has been so designated in writing.

NO-SOLICITATION OBLIGATIONS

The Merger Agreement subjects the Company and the Company's Board to no-solicitation obligations and obligations not to recommend any Acquisition Proposal. See "Certain Additional Provisions of the Merger Agreement -- No Solicitation by Company and -- Covenant to Recommend by Company's Board." In the event that a proposal for a merger or similar transaction is made to the Company by a third party prior to the Effective Time, the non-solicitation and recommendation obligations allow the Company's Board to pursue such a proposal if the Company's Board determines in good faith that the Acquisition Proposal is a Superior Proposal and that it is necessary to take actions contradictory to the non-solicitation and recommendation obligations in order for the Company's Board to comply with its fiduciary obligations under applicable law. In the event such a proposal is made, the Company's Board will meet and in conjunction with its professional advisors, determine what the Company's Board is required to do in order to comply with its fiduciary obligations.


FEE ARRANGEMENTS

The Company retained Empire to provide the above referenced opinion with respect to the Merger. Empire's fee was $25,000 plus $55.00 in out-of-pocket expenses. The Company agreed to indemnify Empire and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Empire's engagement.

As previously discussed (see "Background -- Background of the Merger"), in February 1999 Wacker-Chemie retained Metzler for consulting services regarding the proposed sale of the Wacker SiC Business. Representatives of Metzler participated in some discussions with Washington Mills (and with other prospective buyers which did not result in an agreement satisfactory to the sellers). The major part of the Wacker SiC Business is located in Europe. Metzler's fees comply with generally used practices for consulting services. Due to the fee structure, no specific allocation to the sale of Wacker's interest in the Company is possible. No fees or retainers will be paid by the Company or Parent to Metzler.

Neither the Company nor any person acting on its behalf has employed or retained or will compensate any other person to make solicitations or recommendations to stockholders on behalf of the Company with respect to the Merger.


                                MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement and is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference and attached as Annex A to this Information Statement. Any terms not defined in this Information Statement are as defined in the Merger Agreement.

COMPLETION OF THE MERGER

As soon as practicable after all of the conditions set forth in the Merger Agreement have been satisfied or waived, the Company will file a certificate of merger with the Secretary of State of the State of Delaware. The Merger will be completed at the Effective Time.

MERGER CONSIDERATION

The Merger Agreement provides that at the Effective Time each share of Capital Stock outstanding (other than shares held by Parent, Merger Sub, treasury stock or shares as to which appraisal rights have been properly exercised), will receive the following per share Merger Consideration:

                                                          Merger
              Class or Series                    Consideration (per share)
              ---------------                    -------------------------
              Shares                                      $13.24
              Class A Common Shares                       $12.44
              Preferred Shares                            $19.00
              Series B Preferred Shares                   $19.00


SURRENDER OF CERTIFICATES AND PAYMENT PROCEDURES

Promptly after the Merger, the Company will send you a letter of transmittal and instructions explaining how to surrender your share certificates. If you surrender your certificates , together with a properly completed letter of transmittal, and all other documents the Company may reasonably require, you will receive the appropriate Merger Consideration. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing Capital Stock of the Company (other than shares held by Parent, Merger Sub, treasury stock or shares as to which appraisal rights have been properly exercised) will only represent the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable.

At the Effective Time, the stock transfer books of Company will be closed and there will be no further registration or transfers of shares. If certificates for shares are presented after the completion of the Merger, they will be canceled and exchanged for the right to receive the Merger Consideration.

              CERTAIN ADDITIONAL PROVISIONS OF THE MERGER AGREEMENT

NO SOLICITATION BY COMPANY

The Company's Board has agreed that it shall not:

1. engage in any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal; or

2. authorize or permit any of its stockholders, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company's Board determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal and in compliance with the terms of the Merger Agreement, may furnish non- public information with respect to the Company to the person who made such Acquisition Proposal pursuant to a confidentiality agreement.

COVENANT TO RECOMMEND BY COMPANY'S BOARD

The Company's Board has agreed it shall not:

1. withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger Agreement or the Merger;

2. approve or recommend an Acquisition Proposal to its stockholders; or

3. cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company Board shall have determined in good faith that the Acquisition Proposal is a Superior Proposal and such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law .

MUTUAL COVENANTS

The Company and Parent have agreed:

1. The Company, Parent and Merger Sub each shall properly prepare and file, in addition to the Information Statement, any other required filings.

2. Each of the parties to the Merger Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

3. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Merger Agreement shall be paid by the party incurring such fees and expenses.

4. Parent and Merger Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Certificate of Incorporation or the Bylaws as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, shall continue in full force and effect for a period of not less than six years from the Effective Time.

5. Until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent such financial, operating and other data and information as Parent may reasonably request.

6. The Company shall also provide to Parent the following documents and information:

         (a) The Company will deliver to Parent its Quarterly Report on Form 10-Q and its Annual Report on Form 10-K as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K.

         (b) The Company will furnish to Parent copies of any internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

         (c) The Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

7. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

8. After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party and under all applicable law, except as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Company Subsidiary's general severance policy.

COMPANY'S INTERIM OPERATIONS

During the period from the date of the Merger Agreement to the Effective Time, except as otherwise contemplated by the Merger Agreement, the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of law and past practice, and use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date of the Merger Agreement (for the term provided in such contracts). Without limiting the generality of the foregoing neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by the Merger Agreement or to the extent that Parent shall otherwise consent in writing):

         (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its stock, except that the Company may pay the accumulated but unpaid dividends and current dividends on Preferred Shares and Series B Preferred Shares, for any period ending on or before the Effective Time (other than Dissenting Shares), acquired pursuant to the Merger or (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights);

         (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to disclosed obligations);

         (d) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice, (ii) incur any short-term indebtedness for borrowed money or (iii) issue or sell debt securities or warrants or rights to acquire any debt securities, except, in the case of clause (i) or (ii) above, pursuant to credit facilities in existence on the date hereof in accordance with the current terms of such credit facilities;

         (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Merger Agreement, the Merger and the Company's activities in connection therewith;

         (g) enter into, adopt, amend or terminate any Company Benefit Plan ,
(ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

         (h) adopt any amendments to the Certificate of Incorporation or the Bylaws, except as expressly provided by the terms of the Merger Agreement;

         (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (j) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise does not exceed $25,000; or

         (k) enter into an agreement to take any of the foregoing actions.

REPRESENTATIONS AND WARRANTIES

The Company has made certain customary representations and warranties in the Merger Agreement to Parent, including as to:

    - corporate existence, good standing; authority and compliance with law;

    - corporate authorization, validity and effect of agreements;

    - capitalization;

    - other interests;

    - no violation; consents;

    - SEC documents;

    - litigation;

    - absence of certain changes;

    - taxes;

    - books;

    - properties;

    - intellectual property;

    - environmental matters;

    - employee benefit plans;

    - labor matters;

    - no brokers; opinion of financial advisors;

    - insurance;

    - material contracts and agreements;

    - licenses;

    - no illegal or improper transactions;

    - restrictive documents and territorial restrictions; and

    - warranties.

Parent and Merger Sub have made certain customary representations and warranties to Company, including as to:

    - organization;

    - authorization; validity of agreements, necessary action;

    - consents and approvals; no violations;

    - information in Information Statement; and

    - required financing.

The representations and warranties contained in the Merger Agreement do not survive the Effective Time.


                            CONDITIONS TO THE MERGER

CLOSING CONDITIONS FOR EACH PARTY

The obligations of the Company, Merger Sub and Parent to effect the Merger shall be subject to the fulfillment or waiver, where permissible, of each of the following conditions:

         (a) Holders of Capital Stock of the Company having sufficient voting power to conform to the requirements of Article ELEVENTH and the DGCL for approval of the Merger shall have given their consent or votes to approve the Merger and approve and adopt the Merger Agreement;

         (b) All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; and

         (c) No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of the Merger.

ADDITIONAL CLOSING CONDITIONS FOR WASHINGTON MILLS AND MERGER SUB

Notwithstanding any other provision of the Merger Agreement, Merger Sub shall not be required to consummate the Merger, or subject to consent by the Company, may delay consummation of the Merger, if any of the following conditions exist or shall occur or remain in effect:

         (a) Any Governmental Entity shall have issued an order, decree or ruling or taken any other action, including instituting or threatening to institute any legal proceeding, which seeks to restrain, enjoin or otherwise prohibit or significantly delay the Merger;

         (b) Any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been, or cease to be, true and correct in all material respects;

         (c) The Company shall not have performed all material obligations required to be performed by it under the Merger Agreement;

         (d) There shall have occurred after the date of the Merger Agreement any change or effect concerning the Company or the Company Subsidiaries not disclosed by the disclosures in the Disclosure Schedule which has had or would reasonably be expected to have a Company Material Adverse Effect;

         (e) The Merger Agreement shall have been terminated in accordance with its terms;

         (f) Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity or other third party required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger shall not have been obtained or made; or

         (g) There shall have occurred and remain in effect (A) any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange, the Boston Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspension or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a general banking moratorium or any general suspension of payments in respect of banks in the United States (whether or not mandatory), or (C) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof.

The foregoing conditions (i) may be asserted by Parent or Merger Sub regardless of the circumstances and (ii) are for the sole benefit of Parent, Merger Sub and their respective affiliates. The foregoing conditions may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The foregoing conditions are material to the obligations of Parent and Merger Sub under the Merger Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

TERMINATION

 The Merger Agreement may be terminated at any time before the Effective Time and after August 31, 2001, whether before or after stockholder approval thereof:

         (a) by the mutual written consent of Parent or Merger Sub and the Company.

         (b) by either of the Company or Parent or Merger Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the Merger.

         (c) by the Company:

                  (i) in connection with entering into a definitive agreement to effect a Superior Proposal; or

                  (ii) if Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement .

         (d) by Parent or Merger Sub if, prior to the Effective Time:

                  (i) the Company shall have breached any representation or warranty or failed to have performed any covenant or other agreement contained in the Merger Agreement ; or

                  (ii) (A) the Company's Board shall withdraw, modify or change its recommendation or approval in respect of this Merger Agreement in a manner adverse to Parent, (B) the Company's Board shall recommend any proposal other than by Parent and Merger Sub in respect of an Acquisition Proposal or (C) the Company shall have exercised a right with respect to an Acquisition Proposal.

If the Merger Agreement is validly terminated, it will become void and have no effect, without any liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of that party) to the other party unless such party has willfully or fraudulently breached the agreement. However, the provisions relating to termination fees and expenses and certain other provisions will continue in effect.

CERTAIN FEES AND EXPENSES

All costs and expenses incurred in connection with the Merger Agreement and related transactions will be paid by the party incurring such costs or expenses.

TERMINATION FEES

The Company has agreed to pay Washington Mills $400,000.00 in cash (the "Liquidated Amount") (i) if the Company terminates the Merger Agreement in connection with entering into a definitive agreement to effect a Superior Proposal or, (ii) the Company has breached its non-solicitation obligations or its obligation not to recommend an Acquisition Proposal as described above under "Certain Additional Provisions of the Merger Agreement -- No Solicitation by Company and -- Covenant to Recommend by Company's Board" and within eight months thereafter the Company shall have entered into a definitive agreement to consummate an acquisition pursuant to an Acquisition Proposal.

AMENDMENTS AND WAIVERS

The Merger Agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties at any time before or after any approval hereof by the stockholders of the Company and Merger Sub, but in any event following authorization by the Board of Directors of Merger Sub and the Company's Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

FINANCING OF THE MERGER

Parent has obtained a commitment letter in customary form from a major bank to provide financing to Parent in an amount sufficient, together with Parent's cash presently on hand to pay all required amounts under the Merger Agreement to the Company stockholders of the Capital Stock, and to perform its obligations with respect to the transactions contemplated by the Merger Agreement. There is no financing condition to the closing of the Merger.

REGULATORY MATTERS

None

LEGAL PROCEEDINGS

None

                            STOCKHOLDER'S AGREEMENTS

The following is a summary of the material terms of the Stockholder's Agreements and is qualified by reference to the complete text of the Stockholder's Agreement which is incorporated by reference and attached as Annex C.

COVENANTS

The Principal Stockholders and Wacker have agreed to certain covenants in the Stockholder's Agreements. The material covenants are as follows:

AGREEMENT TO VOTE IN FAVOR OF THE MERGER AND AGAINST COMPETING TRANSACTIONS

Each of the Principal Stockholders and Wacker has agreed to vote all its shares of Capital Stock pursuant to an action by written consent, (a) in favor of the adoption of the Merger Agreement and (b) except in the case of a Superior Proposal, against (i) any proposal made in opposition to or in competition with the Merger Agreement and the Merger, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving the Company and any party other than Parent or Merger Sub, or (iii) any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Merger Agreement.

Written consents representing 69.5% of the Shares, 95% of the Preferred Shares, and 100% of the Class A Common Shares and Series B Preferred Shares have been executed. Pursuant to the Company's Certificate of Incorporation, the Merger must be approved by holders of not less than two-thirds of the aggregate number
(1) of Shares and Preferred Shares voting as one class and (2) of Class A Common Shares and Series B Preferred Shares voting as a second class. Because Wacker and the Principal Stockholders have agreed to consent to the adoption of the Merger Agreement and approval of the Merger, no approval by the remaining stockholders will be required in connection with the Merger.

TRANSFER RESTRICTIONS

Each of the Principal Stockholders and Wacker has agreed that it shall not: (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of its shares of Capital Stock, if any, (ii) take any action that would make any representation or warranty of Stockholder as set forth in the Stockholder's Agreement untrue or incorrect in any material respect or have the effect of preventing or adversely affecting Stockholder from performing Stockholder's obligations or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

NO SOLICITATION OF TRANSACTIONS

Each of the Principal Stockholders and Wacker has agreed that between the date of execution of the Stockholder's Agreements and the earliest to occur of the Effective Time, the date of termination of the Merger Agreement, or August 31, 2001, it shall not directly or indirectly, through any officer, director, employee, agent or otherwise (a) solicit, initiate, accept or encourage the submission of, any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each of the Principal Stockholders and Wacker has further agreed that it shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Each of the Principal Stockholders and Wacker has agreed that it shall advise Parent of (i) any proposal, discussion, negotiation or inquiry received by them regarding any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry received by it regarding such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request. Each of the Principal Stockholders and Wacker shall promptly provide to Parent copies of any written materials received by it in connection with any proposal, discussion, negotiation or inquiry regarding any Acquisition Proposal.

MUTUAL RELEASE

Each of the Principal Stockholders and Wacker has agreed, effective upon the receipt of the Merger Consideration for such stockholder's shares of Capital Stock, pursuant to the Merger Agreement, to release the Company, Parent, and Merger Sub from and against any and all claims, suits, rights, actions, demands, damages, penalties, and proceedings of any nature except for claims arising in connection with or pursuant to the Merger Agreement and the respective Stockholder's Agreements.

Parent and Merger Sub have agreed to release the Company, Wacker, and the Principal Stockholders from and against any and all claims, suits, rights, actions, demands, damages, penalties, and proceedings of any nature except for claims arising in connection with or pursuant to the Merger Agreement and the Stockholder's Agreements.

TERMINATION

The Stockholder's Agreements will automatically terminate upon the payment of the Merger Consideration or as provided in the Merger Agreement.

CERTAIN FEES AND EXPENSES

All costs and expenses incurred in connection with the Stockholder's Agreements and related transactions will be paid by the party incurring such costs and expenses.

CONSENTING STOCKHOLDERS

The following stockholders of the Company have executed Stockholder's
Agreements:

                                                                        Number of Owned Shares
                                                      -------------------------------------------------------------
                                                                       Class A                          Series B
Name of Stockholder                                   Common           Common           Preferred       Preferred
-------------------                                   ------           ------           ----------      ---------

Cinnamon Investments, Ltd                              78,370             --              18,445             --

First Carolina Investors, Inc.                         64,700             --                --               --

Woodbourne Partners, L.P.                              31,000             --                --               --

Ferro Alloys Services, Inc.                            90,800             --                --               --

Brent D. Baird                                          1,300             --                --               --

The Cameron Baird Foundation                            5,700             --                --               --

Bridget B. Baird, Trustee                               9,800             --                --               --

Jane D. Baird                                           9,000             --                --               --

Aries Hill Corp.                                       14,000             --                --               --

William J. Burke, III                                  30,370             --                --               --

Wacker Engineered Ceramics, Inc.                         --             512,897             --             19,364
                                                     ----------        ---------         ---------        --------

                                                       335,040          512,897           18,445           19,364


          INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER;
                         POTENTIAL CONFLICTS OF INTEREST

In considering the recommendations of the Company's Board with respect to the Merger Agreement as set forth above, the Company's stockholders should be aware that certain members of the Company's Board and certain of the Company's officers have interests in the Merger which may present them with certain conflicts of interest. Each of the members of the Company's Board was aware of these potential conflicts and considered them along with the other factors.

As a result of the Merger, the stockholders of the Company, including certain officers, directors (or entities affiliated with such directors) and employees of the Company, will be entitled to receive the Merger Consideration for the Capital Stock they hold that is presented for payment in accordance with the terms of the Merger Agreement.

Assuming all of the Capital Stock beneficially owned by the Company's directors and executive officers are converted at the Effective Time, then the directors and executive officers will be entitled to receive in the Merger, based upon their holdings as of March 14, 2001, the cash payments below:


------------------------------- -------------------------- ------------------------- ------------------------
                                   Shares Beneficially         Preferred Shares         $ Value of Shares
             Name                         Owned               Beneficially Owned     at Merger Consideration
------------------------------- -------------------------- ------------------------- ------------------------
Patrick W.E. Hodgson(1)                            78,370                                      $1,037,618.80

                                                                             18,445              $350,455.00
------------------------------- -------------------------- ------------------------- ------------------------
Theodore E. Dann(2)                                90,800                                      $1,202,192.00
------------------------------- -------------------------- ------------------------- ------------------------
Brent D. Baird(3)                                 104,500                                      $1,383,580.00
------------------------------- -------------------------- ------------------------- ------------------------
Michael G. Pagano                                      70                                            $926.80
------------------------------- -------------------------- ------------------------- ------------------------


-----------

(1) Shares beneficially owned by Mr. Hodgson include 78,370 Shares and 18,445 Preferred Shares owned by Cinnamon Investments, Ltd.
(2) Shares beneficially owned by Mr. Dann include 2000 Shares held in the name of The Estate of Theodore E. Dann and 88,200 Shares owned by Ferro Alloys Service, Inc.
(3) Shares beneficially owned by Mr. Baird include 1,300 Shares owned by Mr. Baird, 14,000 Shares owned by Aries Hill Corp., 18,800 Shares owned by Mr. Baird's family, 5,700 Shares owned by The Cameron Baird Foundation and 64,700 Shares owned by First Carolina Investors, Inc.

Wacker has three nominees on the Company's Board and will receive $6,748,500 for its Class A Common Shares and Series B Preferred Shares.

CERTAIN ESTIMATES PROVIDED TO PARENT

Prior to entering into the Merger Agreement, the Company provided to Parent certain projected financial data based on various assumptions for future months in 2001. The Company has advised that it does not publicly disclose projections as to future sales, earnings or other results, and the projections furnished to Parent were not prepared with a view to public disclosure. The following prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and stockholders are cautioned not to place undue reliance on the prospective financial information.

The Company's independent auditors have not compiled, examined or performed any procedures with respect to the prospective financial information contained in this Information Statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The 2001 quarterly projections provided to Parent by the Company included, among other things, the following forecasts:

Projected Year Ending December 31, 2001                  FIRST*        SECOND        THIRD       FOURTH
 (thousands of dollars)                                  QUARTER      QUARTER       QUARTER      QUARTER
------------------------------------------------------ ------------ ------------- ------------ ------------
Net Sales                                                  $12,715       $12,297      $12,507      $12,506
Gross Profit Before Depreciation                             2,162         2,090        2,141        2,127
Net Income                                                      56            50           69           72
Capital Expenditures                                           100           425          175          100

*The projections are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of the Company with respect to, among other things, industry performance, general economic, market, interest rate and financial conditions, sales, costs of goods sold, operating and other revenues and expenses, capital expenditures and working capital of the Company, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, the assumptions made in preparing the projections may prove inaccurate, and actual results may be materially greater or less than those contained in the projections. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement. These events may cause actual results to differ materially from the projections.

For these reasons, as well as the bases and assumptions on which the projections were compiled by the Company, the inclusion of such projections should not be regarded as an indication that the Company, Parent, Merger Sub or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events, and the projections should not be relied on as such. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and, except as required by law, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events in the event that any or all of the assumptions are shown to be in error.

Further, as part of its financial reporting compliance procedures as required by Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company evaluated its long-lived assets at December 31, 2000 and March 31, 2001. The Company determined its long-lived assets were not impaired. The evaluation included a projection of operating cash flows based upon budgetary information for 2001 and beyond. The 2001 budget provided to the Board of Directors formed the basis for the cash flow projections used to determine whether or not the Company's long-lived assets were impaired. For the purposes of this cash flow analysis, management assumed that net sales would remain at approximately the level assumed for the 2001 budget. Further, management assumed that the Company would be able to control costs sufficient to allow for cash earnings from operations before interest and taxes to remain constant at the $4.9 million amount in the 2001 budget. Management believes that inflationary pressures during the forecast period will be modest and that the Company will be able to manage these inflationary pressures through cost control and modest increases in selling prices. Cash earnings from operations before interest and taxes totaled $4.9 million for the 2001 budget.

The 2001 budget had the following two primary assumptions:

     - Net sales would remain at approximately the same level as the 2000 net sales. Management believes that the Company's sales have stabilized at a level representative of the level that may be expected going forward. Declines in net sales during recent years have primarily been the result of foreign competition, principally from Chinese sources. The Company believes this foreign material, while at a lower cost, is of inferior quality to the Company's product. Further, the dependability of supply from foreign sources is less consistent than from the Company. Management believes that, due to customer requirements for quality, service, and consistency of supply, there will remain a substantial demand for the Company's silicon carbide products.

     - Certain cost reduction initiatives currently being undertaken by the Company would improve the gross margin earned on net sales by approximately 4%. Since the beginning of 2001, the Company has terminated over 30 employees. The Company is also focusing on the cost of power. At its Canadian facility, the furnaces are being run during off-peak hours, and in Illinois, management has negotiated a more cost-efficient replacement power supply contract effective June 1, 2001.

As required by paragraph 6 of SFAS 121, the Company then compared the carrying value of the long-lived assets with the undiscounted cash flows of the Company expected to occur over the remaining life of the long-lived assets (approximately 12 years). The total of the undiscounted cash flows before interest expected over the remaining useful life of the long-lived assets (12 years at $4.9 million per year, or $58.8 million) exceeded the carrying amount of the long-lived assets and, therefore, management concluded that the long-lived assets were not impaired. Should the Company sustain a further reduction in sales or not be able to control costs sufficiently, the Company could miss its forecast by approximately 50% and still generate sufficient undiscounted cash flows before interest over the remaining useful life of the long-lived assets. As a result, pursuant to paragraph 6 of SFAS 121, no impairment loss was recognized in the financial statements of the Company at December 31, 2000 or March 31, 2001.


             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This summary of the material United States federal income tax consequences to the Company stockholders, other than Wacker, of the Merger is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a Company stockholder in light of its particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders that hold their Company shares as part of a straddle or a hedging or conversion transaction and stockholders who acquired their Company shares through the exercise of an employee stock option or otherwise as compensation.

Company stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Merger, including the effect of United States, state and local tax laws or foreign tax laws.

A United States holder refers to:

-    a citizen or resident of the United States,

- a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

- an estate or trust, the income of which is includable in gross income for federal income tax purposes regardless of its source

A Non-United States holder refers to a Company stockholder that is not a United States holder.

UNITED STATES HOLDERS

The receipt in the Merger by a United States holder of cash for the Shares and Preferred Shares will be a taxable transaction for United States federal income tax purposes. A Company stockholder that is a United States holder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder in the Merger and the stockholder's tax basis in the Company shares surrendered in the Merger. That gain or loss will be a capital gain or loss if the Shares or Preferred Shares are held as a capital asset by the Company stockholder, and will be long term capital gain or loss if the Shares or Preferred Shares have been held for more than one year at the time of the Merger.

A Company stockholder that is a United States holder may be subject to backup withholding at a rate of 31% unless, at the time it surrenders Company shares in the Merger, it provides its taxpayer identification number and certifies that the number is correct, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the United States holder, provided appropriate information is forwarded to the IRS.


NON-UNITED STATES HOLDERS

A Company stockholder that is a Non-United States holder generally will not be subject to United States federal income tax on any gain realized on a disposition of Shares or Preferred Shares in the Merger unless:

- the gain is effectively connected with a trade or business in the United States of that Non-United States holder,

- that Non-United States holder is a non-resident alien individual who holds the Shares or Preferred Shares as a capital asset and who is present in the United States for 183 or more days during the calendar year in which the Merger is completed,

- that Non-United States holder is subject to tax under the provisions of the Internal Revenue Code on the taxation of United States expatriates, or

- the Company is a "United States real property holding corporation." The Company does not believe that it is a United States real property holding corporation.

Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances to cash payments received in the Merger by a Non-United States holder unless, at the time it surrenders the Shares or Preferred Shares in the Merger, the Non-United States holder certifies as to its foreign status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the Non-United States holder, provided appropriate information is forwarded to the IRS.


                                APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law, or DGCL, if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by certain Delaware case law and the full text of Section 262, a copy of which is provided as Annex D to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Company stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

Under Section 262, where a merger is accomplished by written consent pursuant to
Section 228 of the DGCL, the corporation, either before or within 10 days after the completion of the Merger, must notify each stockholder entitled to appraisal rights of the approval of the Merger and that appraisal rights are available and include in the notice a copy of Section 262. We will send you such a notice no more than 10 days after the completion of the Merger. At that time, if you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

YOU ARE NOT PRESENTLY REQUIRED TO TAKE ACTION TO PERFECT YOUR APPRAISAL RIGHTS. THE NOTICE WE WILL SEND TO YOU NO MORE THAN 10 DAYS AFTER THE COMPLETION OF THE MERGER WILL DESCRIBE THE TIMING OF ANY ACTION YOU WILL BE REQUIRED TO TAKE TO PERFECT YOUR APPRAISAL RIGHTS.

If you wish to exercise the right to dissent from the Merger and demand appraisal under Section 262, you will be required to deliver to Company a written demand for appraisal of your Shares or

Preferred Shares within 20 days after the date of mailing of the notice of completion of the Merger, which demand will be sufficient if it reasonably informs Company of your identity and that you intend to demand appraisal of your Shares or Preferred Shares.

Only a holder of record of Shares or Preferred Shares issued and outstanding immediately prior to the completion of the Merger will be entitled to assert appraisal rights for the Shares or Preferred Shares of stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of Shares or Preferred Shares owned and that the stockholder intends thereby to demand appraisal of the stockholder's Shares or Preferred Shares.

If your Shares or Preferred Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your Shares or Preferred Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

A record holder such as a broker who holds Shares or Preferred Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares or Preferred Shares held for one or more beneficial owners while not exercising those rights with respect to the Shares or Preferred Shares held for one or more other beneficial owners; in that case, the written demand should set forth the number of Shares or Preferred Shares as to which appraisal is sought, and where no number of Shares or Preferred Shares is expressly mentioned, the demand will be presumed to cover all Shares or Preferred Shares held in the name of the record owner. If you hold your Shares or Preferred Shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 120 days after the completion of the Merger, but not thereafter, either the Company or any holder of dissenting shares of Company stock who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all Shares or Preferred Shares held by dissenting stockholders. The Company is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that the Company will file a petition or that the Company will initiate any negotiations with respect to the fair value of the Shares or Preferred Shares. Accordingly, if you desire to have your Shares or Preferred Shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in
Section 262.

Within 120 days after the completion of the Merger, any stockholder who has complied with the provisions of Section 262 will be entitled to receive from Company, upon written request, a statement setting forth the aggregate number of Shares or Preferred Shares for which demands for appraisal have been received by Company and the aggregate number of holders of the Shares or Preferred Shares. Company must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Within 120 days after the effectiveness of the Merger, any Company stockholder complying with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the value of the stock of all such holders. A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to Company, which will then be obligated within 20 days to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their Shares or Preferred Shares and with such stockholders agreements as to the value of their Shares or Preferred Shares have not been reached with Company. After notice to the stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares of Company stock, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of Company stock entitled to appraisal.


IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the Merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the Merger).

If any stockholder who demands appraisal of shares of Company stock under
Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of Company stock will be converted into the right to receive the Merger Consideration in cash in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the Merger. A stockholder may withdraw a demand for appraisal by delivering to Company a written withdrawal of the demand for appraisal and acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the Merger will require the written approval of Company. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Chancery Court.


SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Capital Stock owned by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be (1) the beneficial owner of more than 5% of the Company's Capital Stock as of March 14, 2001; (2) each executive officer of the Company; (3) each Company director and (4) all directors and executive officers as a group.

-------------------------------------- --------------------------- ------------------------------- -------------------
Name and Address of Beneficial Owner   Title of Class              Amount and Nature of            Percent of Class
                                                                   Beneficial Ownership
-------------------------------------- --------------------------- ------------------------------- -------------------
Wacker Engineered Ceramics, Inc.       Class A Common Shares       512,897                         100%
c/o Wacker Chemical Holding
Corporation                            Series B Preferred Shares   19,364                          100%
3301 Sutton Road
Adrian, Michigan 49221-9397
-------------------------------------- --------------------------- ------------------------------- -------------------
Patrick W.E. Hodgson, et al.           Shares                      205,130(2)                      42.6%
60 Bedford Road
2nd Floor                              Preferred Shares            18,445                          95.25%
Toronto, Ont. Canada M5R 2K2
-------------------------------------- --------------------------- ------------------------------- -------------------
Ferro Alloys Services, Inc.            Shares                      90,800(3)                       18.8%
750 East Ferry Street
Buffalo, NY 14211
-------------------------------------- --------------------------- ------------------------------- -------------------
Woodbourne Partners, L.P.              Shares                      31,000                          6.4%
200 N. Broadway,
Suite 825
St. Louis, MO 63102
-------------------------------------- --------------------------- ------------------------------- -------------------
William J. Burke, III, et. al.         Shares                      30,370(4)                       6.3%
111 Devonshire St.
Boston, MA 02109
-------------------------------------- --------------------------- ------------------------------- -------------------
All Directors and Officers as a group  Shares                      295,930 (5)                     61.4%
(11 persons)                           Preferred Shares            18,445                          95.25%
                                       Class A Common Shares       512,897                         100%
                                       Series B Preferred Shares   19,364                          100%
-------------------------------------- --------------------------- ------------------------------- -------------------

(1) The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the SEC.

(2) Beneficially owned by a group composed of: Cinnamon Investments Limited, solely owned by Patrick W.E. Hodgson (78,370); William J. Magavern II and James L. Magavern, as co-executors of the Estate of Samuel D. Magavern (15,260); Brent D. Baird (1,300); Aries Hill Corp. (a private holding company whose controlling stockholders include Brent
         D. Baird, Bruce C. Baird, Brian D. Baird and Bridget B. Baird) (14,000); Bridget B. Baird, as trustee of a family trust (9,800); Jane
         D. Baird (9,000); The Cameron Baird Foundation (a charitable foundation whose trustees include Jane D. Baird, Bridget B. Baird, Brian D. Baird, Bruce C. Baird, and Brenda B. Senturia) (5,700); First Carolina Investors, Inc. (a Delaware corporation whose directors include Brent
         D. Baird, Bruce C. Baird, Patrick W.E. Hodgson, Theodore E. Dann, Jr. and H. Thomas Webb) (64,700); William J. Magavern II (5,000); and, James L. Magavern (2,000). Members of the group had sole voting and investment power with respect to 167,270 Shares and shared voting and investment power with respect to 36,260 Shares

(3)      Owned by Ferro Alloys Services, Inc., a corporation of which Theodore
         E. Dann, Jr., who is Chairman of the Board of the Company, is a director, officer and corporate attorney. Includes 2,000 Shares held in the name of the Estate of Theodore E. Dann that are beneficially owned by Ferro Alloys Services, Inc.

(4) Includes 25,500 Shares owned by William J. Burke, Jr., Marital Trust, State Street Bank.

(5) Except as otherwise indicated above, members of the group have sole voting and investment power with respect to such Shares.


                       WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

The SEC allows the Company to "incorporate by reference" information into this Information Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Information Statement, except for any information superseded by information in, or incorporated by reference in, this Information Statement. This Information Statement incorporates by reference the documents set forth below that the Company has previously filed with the SEC. These documents contain important information about Company and our finances.

------------------------------------------------- --------------------
COMPANY SEC FILINGS                               PERIOD
------------------------------------------------- --------------------
Annual Report on Form 10-K                        2000
------------------------------------------------- --------------------
Quarterly Report on Form 10-Q                     March 2001
------------------------------------------------- --------------------
Current Report on Form 8-K                        March 14, 2001
------------------------------------------------- --------------------


If you are a Company stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Information Statement. Stockholders may obtain documents incorporated by reference in this Information Statement by requesting them in writing or by telephone from Company at the following address:

Exolon-ESK Company, 1000 East Niagara Street, PO Box 590, Tonawanda, New York 14151-0590 (716) 693-4550.

If you would like to request documents from us, please do so by August 10, 2001.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION
STATEMENT. THIS INFORMATION STATEMENT IS DATED JULY 25, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.


ANNEXES

ANNEX A  AGREEMENT AND PLAN OF MERGER
ANNEX B  OPINION OF EMPIRE VALUATION CONSULTANTS, INC.
ANNEX C  FORM OF STOCKHOLDER'S AGREEMENT
ANNEX D  SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated this 14th day of March, 2001, by and among Washington Mills Company, Inc., a Massachusetts corporation ("Parent"), EXL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Exolon-ESK Company, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, Parent, Merger Sub and the Company (the "parties") desire to establish a plan whereby Merger Sub shall be merged into the Company; holders of all outstanding shares of the Company's common stock and preferred stock (except the parties) shall receive cash consideration for their shares as set forth in
Article II hereof and their shares shall be canceled; and Parent shall become the sole shareholder of the Company; and

         WHEREAS, as a condition and inducement to Parent's entering into this Merger Agreement, Parent, Merger Sub and certain stockholders of the Company having sufficient voting power to cause the shareholders to approve the Merger (as hereinafter defined) have entered into various Stockholder's Agreements in the form of Exhibit A hereto (each of which is a "Stockholder's Agreement"; the shareholders signatory thereto are "Stockholders," each of which is a "Stockholder"), pursuant to which the Stockholder who is a party to such a Stockholder's Agreement agrees, among other things, to give a consent, or cause a consent to be given, to the approval of the Merger and adoption of this Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                             PRELIMINARY PROVISIONS

         1.1 Approval by Board of Directors and Stockholders. Prior to entering into this Merger Agreement, (a) the Board of Directors of the Company ("Company Board") has approved and adopted this Merger Agreement and the Merger (as defined in Section 2.1 hereof) by a vote which complies with the voting requirements for director approval of a merger set forth in Article ELEVENTH ("Article ELEVENTH") of the Company's Restated Certificate of Incorporation, as amended ("Certificate of Incorporation") and (b) the Stockholders, who among them own sufficient shares of the Capital Stock of the Company (as hereinafter defined) to comply with the voting and approval requirements of Article ELEVENTH, have consented to and approved this Merger Agreement and the Merger and have represented to the Company that they will furnish all documentation that the Company deems necessary to establish their approval of the Merger and adoption of this Merger Agreement in compliance with Article ELEVENTH, the applicable law of the State of Delaware and Article IX of this Merger Agreement. Until such time as the Stockholder approvals described above in this Section 1.1 have become effective under applicable law, this Agreement and the Merger shall not have been approved within the meaning of Article ELEVENTH.

                                   ARTICLE II

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; and the Bylaws of the Company (the "Bylaws") as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such Bylaws. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

         2.2 Effective Time. As promptly as practicable after all of the conditions set forth in Article IX shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in Section 391 of the DGCL), has been examined by and received the endorsed approval of the Secretary of State of Delaware (the "Effective Time").

         2.3 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, immediately after the Effective Time, be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         2.4 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the stockholders of the Company:

                  (a) Each class and series of the outstanding common stock and preferred stock of the Company and the per-share merger consideration to be received by holders of such stock (except holders of shares, if any, described in the following paragraph (b)) are listed in the following table:

                                                             Per Share Merger
              Class or Series of Shares                       Consideration
              -------------------------                      ---------------

              Common Stock, $1.00 par value ("Shares")         $13.24

              Class A Common Stock, $1.00 par value            $12.44
              ("Class A Shares")

              $1.12 1/2 Series A Convertible Preferred         $19.00
               Stock, no par value ("Preferred Shares")

              $1.12 1/2 Series B Convertible Preferred         $19.00
              Stock, no par value ("Series B Preferred
              Shares")

The above-listed classes and series of common stock and preferred stock are sometimes collectively referred to as "Capital Stock". The various per-share merger considerations for the Capital Stock are sometimes collectively referred to as the "Merger Consideration";.

                  (b) Each issued and outstanding Share, each issued and outstanding Class A Share, each issued and outstanding Preferred Share, and each issued and outstanding Series B Preferred Share held by the Company as treasury stock or held by any direct or indirect wholly-owned Subsidiary of Parent (a "Parent Subsidiary") immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

                  (c) Each share of Capital Stock issued and outstanding immediately prior to the Effective Time, other than those shares referred to in
Section 2.4(b) and Dissenting Shares (as hereinafter defined), shall be canceled and shall be respectively converted automatically into and represent the right to receive the Merger Consideration applicable to such share as set forth in the table in Section 2.4(a), payable (without interest) to the holder of such share upon surrender, in the manner provided in Section 3.1, of the Certificate (as hereinafter defined) that formerly evidenced such share. All of the Certificates evidencing Capital Stock, by virtue of the Merger and without any action on the part of the stockholders of the Company or the Company, shall be deemed to be no longer outstanding, shall not be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the Merger Consideration; and

                  (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation, certificates for which shall be issued to Parent as the sole stockholder of Merger Sub upon surrender to the Surviving Corporation of such stockholder's certificates formerly representing such shares of Merger Sub.

         2.5 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the DGCL. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both of the Company and Merger Sub, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                   ARTICLE III

                      PAYMENT FOR SHARES; DISSENTING SHARES

         3.1      Payment for Capital Stock.

                  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of Capital Stock in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of Certificates for the Merger Consideration which, prior to the Effective Time, represented Capital Stock entitled to receive the Merger Consideration pursuant to Sections 2.4(a) and (c).

                  (b) From time to time before or after the Effective Time, as necessary, Parent or Merger Sub shall deposit in trust with the Paying Agent cash in an aggregate amount equal to (i) the number of shares of each class and series of Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by, or issuable upon conversion of other securities to, the Company, Parent, Merger Sub or any direct or indirect Parent Subsidiary or Company Subsidiary and shares of Capital Stock known after the Effective Time to be Dissenting Shares)(as hereinafter defined) respectively multiplied by (ii) the Merger consideration respectively applicable to each such class and series of Capital Stock as set forth in Section 2.4(a)(the aggregate amount of such Merger Consideration being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.4(c) out of the Payment Fund.

                  (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Capital Stock (the "Certificate" or "Certificates"), which shares were converted pursuant to Section 2.4(c) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and instructions for its use in surrendering Certificates in exchange for payment of the Merger Consideration. Upon the surrender to the Paying Agent of such a Certificate, together with such duly executed letter of transmittal and any other required documents, the holder thereof shall be paid, without interest thereon, the Merger Consideration to which such holder is entitled hereunder, and such

Certificate shall forthwith be canceled and retired and cease to exist. Until so surrendered, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration into which the shares such Certificate theretofore represented shall have been converted pursuant to
Section 2.4(c), and the holder thereof shall not be entitled to be paid any interest or dividends or other amount to which such holder otherwise would be entitled. In case any payment pursuant to this Section 3.1 is to be made to a holder other than the registered holder of a surrendered Certificate, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. If the Paying Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Merger Agreement as having been paid to the holder of the Capital Stock in respect of which the Paying Agent, Surviving Corporation or Parent, as the case may be, made such deduction or withholding.

                  (d) Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as a general creditor thereof with respect to any Merger Consideration, without interest, that may be payable upon due surrender of the Certificate or Certificates held by such holder. Any portion of the Merger Consideration made available to the Paying Agent to pay for shares of Capital Stock that are Dissenting Shares shall be returned to Parent upon its written request. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates that prior to the Effective Time evidenced Capital Stock for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or other similar laws.

                  (e) At the Effective Time, the Company stock transfer books shall be closed and no transfer of Capital Stock shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.4(c), subject to applicable law in the case of Dissenting Shares.

                  (f) If during the period between the date of this Merger Agreement and the Effective Time, any change in the outstanding Capital Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Capital Stock, or stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Capital Stock the same economic effect as contemplated by this Agreement prior to such event.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Merger Agreement.

         3.2      Appraisal Rights.

                  (a) Notwithstanding anything in this Merger Agreement to the contrary, any shares of Capital Stock which are issued and outstanding and which are held by stockholders of the Company immediately prior to the Effective Time and on the date of any demand for an appraisal who have neither voted in favor of the Merger nor consented thereto in writing pursuant to Section 228 of the DGCL and who have demanded appraisal for such shares of Capital Stock pursuant to the DGCL ("Dissenting Shares") will not be converted as described in Section
2.4 hereof, but will thereafter constitute only the right to receive payment of the fair value of such Capital Stock in accordance with the applicable provisions of Section 262 of the DGCL (the "Appraisal Rights Provisions"); provided, however, that all Capital Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Capital Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration deliverable in respect thereof, without interest, in the manner provided in Section 2.4. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Merger Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. If the Company receives any demand for appraisal of such shares, it will give prompt written notice to Parent. Notwithstanding anything in this Merger Agreement to the contrary, if Merger Sub abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, this Merger Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

                  (b) Each dissenting stockholder who becomes entitled under the DGCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions) and such Dissenting Shares shall thereupon be canceled and retired and cease to exist.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1 Conduct of Business by the Company. During the period from the date of this Merger Agreement to the Effective Time, except as otherwise contemplated by this Merger Agreement, the Company shall use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with the requirements of law and past practice, and use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Merger Agreement or to the extent that Parent shall otherwise consent in writing):

                  (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its stock, except that the Company may pay the accumulated but unpaid dividends and current dividends on Series A Preferred Shares and Series B Preferred Shares, for any period ending on or before the Effective Time (other than Dissenting Shares), acquired pursuant to the Merger or (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights);

                  (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof or as set forth in Section 4.1 of the Company Disclosure Schedule to this Merger Agreement ("Disclosure Schedule");

                  (d) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice, (ii) incur any short-term indebtedness for borrowed money or (iii) issue or sell debt securities or warrants or rights to acquire any debt securities, except, in the case of clause (i) or (ii) above, pursuant to credit facilities in existence on the date hereof in accordance with the current terms of such credit facilities;

                  (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with this Merger Agreement, the Merger and the Company's activities in connection therewith;

                  (g) except as required by law or set forth in Section 4.1 of the Disclosure Schedule, (i) enter into, adopt, amend or terminate any Company Benefit Plan (as hereinafter defined), (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or
(iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

                  (h) adopt any amendments to the Certificate of Incorporation or the Bylaws, except as expressly provided by the terms of this Merger Agreement;

                  (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries);

                  (j) settle or compromise any litigation (whether or not commenced prior to the date of this Merger Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000; or

                  (k) enter into an agreement to take any of the foregoing actions.

                                    ARTICLE V

                                 COMPANY ACTIONS

         5.1 Company Actions. In lieu of calling a meeting of the Company's stockholders, the Company will seek approval and adoption of this Merger Agreement by written stockholder consent. Such approval will be sought so that the consents so obtained shall be effective on the 21st day after the date on which the Information Statement (as hereinafter defined) is first sent or given to the Company's stockholders. As soon as practicable after the Company Board has voted to approve the Merger and approve and adopt this Merger Agreement by a vote which conforms to the requirements of Article ELEVENTH for Company Board approval of a merger and the Board of Directors of Parent has voted to approve the Merger and adopt this Merger Agreement, the Company shall, after affording Parent the reasonable opportunity to review and comment thereon, file with the Securities and Exchange Commission (the "Commission") an Information Statement pursuant to Regulation 14C of the Commission (together with all amendments or supplements thereto, the "Information Statement"), containing (among other things) the recommendation of the Company Board to approval of the Merger and adoption of this Merger Agreement, subject to the Company's rights under Section
8.4 hereof. The Information Statement shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Merger Sub for inclusion in the Information Statement. The Company, Parent and Merger Sub each agrees promptly to correct, amend or supplement any information provided by it for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and the Company further agrees to take all steps necessary to cause the Information Statement, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Capital Stock, in each case as and to the extent required by Regulation 14C and applicable federal securities laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Information Statement and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Capital Stock. The Company may seek approval of and consents to the Merger and adoption of the Merger Agreement from all stockholders, including holders of Capital Stock other than the Stockholders who have executed Stockholder's Agreements as described below.

         5.2 Compliance by Parent and Merger Sub. Parent and Merger Sub agree that they will comply with any and all requirements of the Exchange Act and the rules and regulations of the Commission thereunder, if applicable.

         5.3 Related Stockholder's Agreements. Parent and Merger Sub have entered into the Stockholder's Agreements with beneficial owners of more than 66 2/3% of the outstanding Shares and Preferred Shares, respectively, and with the record and beneficial owner of 100% of the Class A Shares and Class B Preferred Shares. The stockholders executing the respective Stockholder's Agreements have agreed to consent to and approve the Merger and this Merger Agreement.

         5.4 Conditions of the Obligations of Merger Sub to Consummate the Merger. Notwithstanding any other provision of this Agreement, Merger Sub shall not be required to consummate the Merger, or subject to consent by the Company, may delay consummation of the Merger, if any of the conditions set forth in
Section 9.2 exist or shall occur or remain in effect.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

         6.1 Organization. Except as set forth in Section 6.1 of the schedule attached to this Merger Agreement setting forth exceptions to Parent's and Merger Sub's representations and warranties set forth herein, each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority necessary to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means any change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries (the "Parent Subsidiaries") taken as a whole.

         6.2 Authorization; Validity of Agreement, Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Merger Agreement and to consummate the Merger; the execution, delivery and performance by Parent and Merger Sub of this Merger Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Parent (the "Parent Board") and the Board of Directors of Merger Sub (the "Merger Sub Board") and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Merger Agreement and the consummation of the Merger; and this Merger Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3 Consents and Approvals; No Violations. Except as set forth in
Section 6.3 of the schedule attached to this Merger Agreement setting forth exceptions to Parent's and Merger Sub's representations and warranties set forth herein and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, none of the execution, delivery or performance of this Merger Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or organization or bylaws of Parent or Merger Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any state, federal or foreign government or governmental authority or by any court, tribunal, administrative agency, commission or any other regulatory authority or agency, domestic, foreign or supranational (each a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond; mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of the Parent Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

         6.4 Information in Information Statement. None of the information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, as of the date mailed to the Company's stockholders and except as supplemented by Parent to reflect changes in information so supplied at the time of any meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         6.5 Required Financing. Parent has a commitment for credit facilities in place which, if funded, either alone or with cash presently on hand, (i) will provide sufficient funds to enable Merger Sub to pay the Merger Consideration for the shares of Capital Stock pursuant to this Merger Agreement in accordance with the terms of this Merger Agreement and to consummate the Merger and (ii) will cause Parent or Merger Sub to have at the Effective Time sufficient funds to purchase and pay for the shares of Capital Stock pursuant to this Merger Agreement respectively, in accordance with the terms of this Merger Agreement. Neither Parent nor Merger Sub has any reason to believe that any condition to such commitment cannot or will not be satisfied prior to the Effective Time. Parent's and Merger Sub's commitment for credit facilities permits, subject to the conditions specified therein, Parent and Merger Sub to borrow money under such facilities and use such funds to purchase and pay for the shares of Capital Stock pursuant to this Merger Agreement in accordance with the terms hereof. A true and complete copy of the commitment, setting forth the conditions to funding, has been provided to the Company.

                                   ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule delivered at or prior to the execution hereof to Parent and Merger Sub, which shall refer to the relevant Sections of this Merger Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

         7.1    Existence, Good Standing; Authority, Compliance with Law.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 7.1 of the Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect (as defined below). The Company is not in violation of any provisions of its Certificate of Incorporation. "Company Material Adverse Effect" means any change or effect that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company Subsidiaries listed in Section 7.1 of the Disclosure Schedule (the "Company Subsidiaries") is a corporation, partnership or limited liability company (or similar entity or association in the case of those Company Subsidiaries organized and existing other than under the laws of a state of the United States) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. Except as set forth in the Disclosure Schedule, the Company is the registered, record and beneficial owner of all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company Subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of the Company Subsidiaries are or may be required to be issued by reason of any options, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock of any such Subsidiary. Through its ownership of Norsk Exolon A/S, a Norwegian corporation, and its 50% ownership of Orkla Exolon A/S, a Norwegian corporation, the Company has a 50% ownership of Orkla Exolon K/S, a Norwegian partnership; all of these Norwegian entities are excluded from the definition of Company Subsidiaries. There are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any liens with respect thereto other than restrictions on transfer pursuant to applicable securities laws. The following information for each Company Subsidiary is correctly set forth in Section 7. 1 of the Disclosure
Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock, share capital or other equity interest, to the extent applicable; and (iii) the name of each stockholder or equity interest holder and the number of issued and outstanding shares of capital stock, share capital or other equity interest held by it. All representations and warranties made by the Company pursuant to this Article VII are, mutatis mutandis, made also with respect to each Company Subsidiary; provided, however, that other than the representation set forth in this Section 7. l(b), the Company makes no representations or warranties regarding the operations, business or any other matter with respect to Norsk Exolon A/S, Orkla Exolon A/S and Orkla Exolon K/S.

                  (c) Except where a violation would not reasonably be expected to have a Company Material Adverse Effect, neither the Company or any of the Company Subsidiaries is in violation of any order of any Governmental Entity or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which or by which the Company or any Company Subsidiary or any of their respective properties or assets is subject or bound. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or other authorization or to take any such action would not reasonably be expected to have a Company Material Adverse Effect.

                  (d) The Company has made available to Parent true and correct copies of the Certificate of Incorporation, and any amendments thereto, as in effect on the date hereof and copies of the Certificate of Incorporation, and any amendments thereto, (or similar corporate governing documents) and the most recent annual report for each Subsidiary.

         7.2 Authorization, Validity and Effect of Agreements. Subject to requisite approval by the Company's stockholders pursuant to Article ELEVENTH the Company has the requisite power and authority to enter into and consummate the Merger and to execute, deliver and perform this Merger Agreement and to carry out its obligations pursuant to the Merger and this Merger Agreement. The Company Board has adopted and approved this Merger Agreement and the Merger subject to the requisite approval by the Company's stockholders as required by Article ELEVENTH. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the restrictions on "business combinations" set forth in Section 203 of the DGCL and all other applicable takeover statutes inapplicable to this Merger Agreement and the Merger and to comply with the Certificate of Incorporation and Bylaws of the Company. Subject to requisite approval by the Company's stockholders pursuant to Article ELEVENTH, the execution and delivery by the Company of this

Merger Agreement and consummation of the Merger have been duly authorized by all requisite corporate action on the part of the Company. Subject to requisite approval by the Company's stockholders pursuant to Article ELEVENTH this Merger Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         7.3 Capitalization. The authorized capital stock of the Company consists of 600,000 shares of Common Stock, $1.00 par value per share, 600,000 shares of Class A Common Stock, $ 1 .00 par value per share; and 100,000 shares of Preferred Stock, no par value per share. As of the date of this Merger Agreement, (i) 481,995 Shares were issued and outstanding; (ii) 512,897 Class A Shares were issued and outstanding; (iii) 19,364 Preferred Shares were issued and outstanding, and (iv) 19,364 Series B Preferred Shares were issued and outstanding. Except as set forth in Section 7.3 of the Disclosure Schedule, no other persons or entities are or will be entitled to receive any payment with respect to the Shares, the Class A Shares, the Preferred Shares or the Series B Preferred Shares. All Shares, Class A Shares, Preferred Shares and Series B Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding securities of the Company has been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no outstanding obligations, contingent or otherwise, of the Company to purchase, redeem or otherwise acquire any shares of its Capital Stock, except pursuant to conversion rights of the Preferred Shares and Series B Preferred Shares. Except as set forth in Section 7.3 of the Disclosure Schedule, there are no voting trust agreements or other contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to any of the Shares, the Class A Shares, the Preferred Shares and the Series B Preferred Shares. As of the date of this Merger Agreement, the Company had no shares of stock issued and outstanding or reserved for issuance other than to satisfy the conversion rights of the Preferred Shares and/or the Series B Preferred Shares. The Company has no outstanding bonds, debentures, notes or other agreements or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as noted above in this Section 7.3, there are not at the date of this Merger Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares other than the Stockholder's Agreements, or which restrict the transfer of any such shares. Except as set forth in Section 7.3 of the Disclosure Schedule there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 7.3 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, and the rules and regulations promulgated thereunder (the "Securities Act").

         7.4 Other Interests. Except as set forth in Section 7.l(b) of this Merger Agreement and Section 7.4 of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities). Except as set forth in Section
7.4 of the Disclosure Schedule, there is no dispute among the equity holders of any entity of which the Company or any Company Subsidiary owns more than five percent, but less than all, of the voting interests or voting securities therein.

         7.5 No Violation; Consents. Neither the execution and delivery by the Company of this Merger Agreement nor consummation by the Company of the Merger in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Certificate of Incorporation or the Bylaws. Except as set forth in Section 7.5 of the Disclosure Schedule, the execution and delivery by the Company of this Merger Agreement and consummation by the Company of the Merger in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of(x) any note, bond,: mortgage,- loan agreement, indenture or deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound except where the failure to comply with any such term, condition or provision would not reasonably be expected to have a Company Material Adverse Effect. Other than any filings provided for in Article V of this Merger Agreement, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"), or applicable state securities laws (collectively, the "Regulatory Filings"), the execution and delivery of this Merger Agreement by the Company does not, and the performance of this Merger Agreement by the Company' and consummation of the Merger does not, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or regulatory authority would not, to the Knowledge of the Company have a Company Material Adverse Effect or significantly delay any of the Merger. Except as set forth in Section 7.5 of the Disclosure Schedule, there are no material agreements to which the Company or any Company Subsidiary is a party or to which their respective assets may be bound that would result in a material change in the rights or obligations of the parties thereto as a result of a change in control of the Company as contemplated by this Merger Agreement.

         7.6 SEC Documents. The Company has timely filed all required forms, reports and documents with the Commission since December 31, 1998 (collectively, the "Company SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were or will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

         7.7 Litigation. Except as set forth in Section 7.7 of the Disclosure Schedule, there is no (a) litigation, suit, action, investigation, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their properties or (b) outstanding judgment, order, writ, injunction or decree or application, request or motion therefore of any Governmental Entity in at proceeding to which the Company or any of the Company Subsidiaries or any of their properties was or is a party, which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would (i) have a Company Material Adverse Effect, (ii) materially and adversely affect the Company's ability to perform its obligations under this Merger Agreement or
(iii) prevent or significantly delay the consummation of any transactions contemplated hereby. Except as set forth in Section 7.7 of the Disclosure Schedule, there is no writ, order, injunction, ordinance, judgment or decree in effect or, to the Knowledge of the Company, threatened that would materially and adversely affect the Company's ability to perform its obligations under this Agreement or prevent or significantly delay the consummation of the Merger, and to the Knowledge of the Company or any of the Company Subsidiaries, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

         7.8 Absence of Certain Changes. Except as disclosed in Section 7.8 of the Disclosure Schedule or in the Company SEC Reports filed with the Commission prior to the date of this Agreement, since December 31, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Shares, the Class A Shares, the Preferred Shares or the Series B Preferred Shares, except for the payment of dividends at the rate of $.28125 per share of Preferred Shares and Series B Preferred Shares on June 26, 2000; (ii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (iii) any material change in the Company's accounting principles, practices or methods. Between December 31, 1999 and the date of this Agreement, there has not occurred any change or effect concerning the Company or the Company Subsidiaries which has had or would reasonably be expected to have a Company Material Adverse Effect.

         7.9      Taxes.

                  (a) Except as set forth in Section 7.9 of the Disclosure Schedule, each of the Company and the Company Subsidiaries (i) has timely filed all Tax Returns (as defined below) which it was required to file (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns are accurate and complete in all material respects, and (ii) has paid all Taxes (as defined below) shown on such Tax Returns as required to be paid by it, except, in each case, where the failure to file (or timely file) such Tax Returns or pay such Taxes would not have a Company Material Adverse Effect. The most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 reflect, to the Knowledge of the Company, an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. To the Knowledge of the Company, and except as set forth in Section 7.9 of the Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. The Company has previously furnished to Parent (a) correct and complete copies of all federal and material state or foreign Tax Returns by the Company or any Company Subsidiary for taxable periods ending on or after December 31, 1996, and (b) copies of all agreements that, to the Knowledge of the Company, under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G. Section 7.9 of the Disclosure Schedule lists all (A) Tax sharing agreements, (B) all Tax Returns currently under audit (the "Audits") and (C) agreements for extensions with Governmental Entities to which the Company or any of the Company Subsidiaries is a party. Section 7.9 of the Disclosure Schedule discusses all material issues which have been raised to date in the Audits.

                  (b) For purposes of this Agreement, a "Tax" or collectively "Taxes", means any and all United States and foreign taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities, including without limitation, income, gross receipts, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, personal property, real property, license, lease, service, service use, severance, windfall profits, customs and other taxes, together with all interest, fines, penalties and additions imposed with respect to such amounts.

                  (c) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements, schedules, attachments or other information required to be supplied to a taxing authority in connection with Taxes.

         7.10 Books. The minute books and other records of the Company and each of the Company Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Company Board and the boards of directors of each of the Company Subsidiaries and all actions of the directors, partners or managers of each of the Company Subsidiaries, as applicable.

         7.11     Properties.

                  (a) All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries are set forth in Section 7.11 of the Disclosure Schedule. The Company has no ownership interest in any real property other than the properties owned by the Company or the Company Subsidiaries and set forth in Section 7.11 of the Disclosure Schedule. Except as set forth in
Section 7.11 of the Disclosure Schedule, the Company or such Company Subsidiary owns fee simple title to each of the real properties identified in Section 7.11 of the Disclosure Schedule (the "Company Properties"), free and clear of any liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations materially affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances, Property Restrictions and other matters set forth in Section 7.11 of the Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, that do not materially and adversely affect the current or currently contemplated use of the property, materially detract from the value of or materially interfere with the present or currently contemplated use of the property, and (iii) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of ant kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the resent use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 7.11 of the Disclosure Schedule, (A) no written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued to the Company by any Governmental Entity;
(B) to the Knowledge of the Company, there are no material structural defects relating to any of the Company Properties; (C) to the Knowledge of the Company, there is no Company Property whose building systems are not in working order in any material respect; and (D) to the Knowledge of the Company, there is no physical damage for which the Company is responsible to any Company Property in excess of $25,000 for which there is no insurance in effect covering the full cost of the restoration.

                  (b) Except as set forth in Section 7.11 of the Disclosure Schedule, the Company and the Company Subsidiaries own good and marketable title, free and clear of all Encumbrances, or lease under valid leases, all of the personal property and assets shown on the Company's Balance Sheet at September 30, 2000 as reflected in the Company SEC Reports (the "Balance Sheet") or acquired after September 30, 2000, except for (A) assets which have been disposed of to nonaffiliated third parties since September 30, 2000 in the ordinary course of business, (B) Encumbrances reflected in the Balance Sheet,
(C) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. Except for conditions which, to the Knowledge of the Company, will not have a Company Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are, to the Knowledge of the Company, (i) in good condition and repair, except for ordinary wear and tear not caused by neglect, and are not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material, individually or in the aggregate, in nature or cost, and (ii) useable in the ordinary course of business of the Company or the Company Subsidiaries.

         7.12     Intellectual Property.

                  (a) The Company owns, and the Company's assets include, all patents, patent applications, trademarks, service marks, trade names, and copyrights and all other intellectual property rights, software (in executable, object and source code formats), trade secrets, and other proprietary information, processes, and formulas used in the operation of its business as currently conducted or currently planned to be conducted ("IP Assets"), other than software products of third parties that are or have been made generally commercially available by third parties ("Commercially Available Software" or "CAS"). Except as set forth on Schedule 7.12 of the Disclosure Schedule, the Company does not have any pending or registered trademarks or service marks, reserved trade names, pending or registered copyrights, filed patent applications or issued patents.

                  (b) All personnel, including employees, agents, consultants and contractors, who have contributed protectible material (including any copyrightable expression, any invention or discovery, or any confidential or proprietary information) to or participated in the conception and development of the software programs, technical documentation, or intellectual property on behalf of the Company have developed such intellectual property in a manner that, in accordance with applicable law or pursuant to executed valid assignments, has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising. The Company has made available to the Parent and the Merger Sub copies of the non-disclosure

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

agreements (contained in an employee handbook) with certain of the Company's employees and customers by which the Company has sought to protect the confidentiality of its trade secrets.

                  (c) To the Knowledge of the Company, except as set forth on
Schedule 7.12 of the Disclosure Schedule, the use of any of the IP Assets (or assets embodying any such IP Asset) does not infringe on: (i) any non-patent intellectual property rights or other rights of any person or entity and/or;
(ii) the patent rights of any person or entity. To the Knowledge of the Company, no other person has interfered with, infringed upon, or otherwise come into conflict with any IP Assets or other proprietary information of the Company or any of its Company Subsidiaries.

                  (d) The Company has good and marketable title to each item of its IP Assets, free and clear of all liens and any third party. The Company as the unrestricted right to market, license and otherwise exploit each item of the IP Assets. Section 7.12 of the Disclosure Schedule lists all royalties, license fees, sublicense fees or similar obligations reasonably expected to have a value in excess of $10,000 per year payable by the Company or the Company Subsidiaries for any third party intellectual property rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or the Company Subsidiaries.

                  (e) To the Knowledge of the Company, the operation of the business of the Company as it currently is conducted or, to the Knowledge the Company, currently proposed to be conducted, does not infringe or misappropriate the intellectual property or other proprietary rights of any person or entity, violate any other rights of any person or entity (including rights to privacy or publicity) or constitute unfair competition or trade practices under applicable laws.

                  (f) The Company has not granted any rights to its IP Assets to any third party that would conflict or compete with a product sold or expected to be sold by the Company or any of the Company Subsidiaries, or otherwise be reasonably likely to have a Company Material Adverse Effect.

         7.13     Environmental Matters.

                  (a) For the purposes of this Merger Agreement: (1) "Environmental Laws" shall mean any law, statute, rule, regulation, order or other requirement of law relating to public health and safety, workplace health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or clean-up of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls, noise or radiation; (2) "Environmental Liabilities" shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs) and any other related costs and expenses, other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorney fees and other legal fees imposed or incurred: (a) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws; or (b) pursuant to any claim by a Governmental Entity or other person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to Environmental Laws; and (3) "Hazardous Substance" shall mean any material or substance that is listed classified or regulated pursuant to or under any applicable Environmental Law.

                  (b) The Company and Company Subsidiaries have been and are currently being operated in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws; the Company and Company Subsidiaries have obtained any permits or licenses pursuant to any Environmental Law necessary to conduct its business and operations as presently conducted. The Company and Company Subsidiaries have filed all material reports and notifications required to be filed by them under and pursuant to all applicable Environmental Laws, copies of which have been provided to Purchaser.

                  (c) To the Knowledge of the Company and except as set forth in
Section 7.13 of the Disclosure Schedule, there are no existing, pending or threatened actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Entity directed against the Company or the Company Subsidiaries that pertain or relate to: (1) any remedial obligations under any applicable Environmental Law; (2) violations by the Company or Company Subsidiaries of any Environmental Law; or (3) personal injury or property damage claims relating to a release of chemicals or Hazardous Substances in violation of Environmental Laws, or any costs arising under or for violation of any Environmental Laws. The Company and the Company Subsidiaries have not received any notice alleging in any manner that they are, or might potentially be responsible for, any material release of Hazardous Substances, or any cost arising under or for violation of Environmental Laws.

                  (d) (i) No Hazardous Substances have been generated, treated, contained, handled, located; used, manufactured, processed, buried, incinerated, deposited, stored, or released by the Company or the Company Subsidiaries on, under or about any part of the Company's or the Company Subsidiaries' assets, including the real property used by either of them except in material compliance with Environmental Laws and (ii) to the Knowledge of the Company none of the Company's assets, including the real property used by the Company or the Company Subsidiaries and any improvements thereon, contain Hazardous Substances requiring investigation or remediation pursuant to Environmental Laws.

                  (e) Except as set forth in Section 7.13 of the Disclosure Schedule, no expenditure other than that currently made by the Company or the Company Subsidiaries in the ordinary course of business will be required in order for the Parent or Merger Sub to be brought into compliance with any Environmental Laws in effect at the time of the Closing, in a manner consistent with the current operation thereof by the Company or the Company Subsidiaries.

         7.14     Employee Benefit Plans.

                  (a) Section 7.14 of the Disclosure Schedule sets forth a list of every Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

                  (b) Each Company Benefit Plan which has been intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification covering all legally required updates and any other plan amendments for which the remedial amendment period has expired under such section and no such Company Benefit Plan has been maintained in a manner that would preclude qualified status, including, without limitation, any failure to adopt a legally required amendment or comply with a legally required administrative procedure within the time required. Each Company Benefit Plan which has been intended to qualify under Code Sections 79, 105, 106, 125 or 127 is documented and has been maintained in a manner that meets the applicable qualification requirements in all material respects. No event has occurred relating to any Company Benefit Plan that has caused (or to the Knowledge of the Company or any Affiliate, is likely to cause) any excise or penalty tax liability under the Code for the Company or any Affiliate that would have a Company Material Adverse Effect. With respect to any Foreign Plan, if the Foreign Plan is intended to qualify for special tax treatment, the Foreign Plan is in material compliance with all requirements for such treatment.

                  (c) With respect to any Company Benefit Plan, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) material failure to comply with any applicable provision of ERISA, other applicable law, or any agreement, which, in either case, would subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense that would reasonably be expected to have a Company Material Adverse Effect. No litigation or governmental administrative proceeding or investigation or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to any such Company Benefit Plan.

                  (d) Neither the Company nor any Affiliate has incurred any material liability under Title IV of ERISA which has not been paid in full as of the date of this Merger Agreement. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any employee pension benefit plan maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Company Benefit Plan maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (other than as a result of the transactions contemplated by this Merger Agreement) (i) "reportable event," within the meaning of ERISA Section 4043 or the regulations thereunder, for which the notice requirement is not waived by the regulations thereunder, and (ii) event or condition which presents a material risk of a plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA.

Except as set forth in Section 7.14 of the Disclosure Schedule, neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined) or a Multiple Employer Plan (as hereinafter defined).

                  (e) With respect to each Company Benefit Plan except Foreign Plans, complete and correct copies of the following documents have been made available to Parent simultaneously with the execution of this Merger Agreement (if applicable to such Company Benefit Plan): (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Form 5500, with all applicable schedules and accountants' opinions attached thereto; and (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto.

                  (f) For purposes of this Section:

                           (i) "Company Benefit Plan" means (A) all employee
benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate except Multiemployer Plans, (B) all stock option plans and stock purchase plans and (C) all executive severance arrangements that have payments or other benefits triggered by a change of control;

                           (ii) An entity "Maintains" a Company Benefit Plan or
Multiemployer Plan if such entity sponsors, contributes to, or provides benefits under or through such plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                           (iii) An entity is an "Affiliate" of the Company for
purposes of this Section 8.15 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C);

                           (iv) "Multiemployer Plan" means an employee pension
or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements; and

                           (v) "Multiple Employer Plan" means an employee
pension or welfare plan to which more than one unaffiliated employer contributes and which is not a Multiemployer Plan.

                           (vi) "Foreign Plan" means a Company Benefit Plan
other than a Multiemployer Plan that is subject to the laws of any jurisdiction other than the United States.

         7.15     Labor Matters.

                  (a) Except as set forth in Section 7.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. There is no labor strike, dispute, request for representation, slowdown or stoppage pending or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or to the Knowledge of the Company, threatened involving employees of the Company or any of the Company Subsidiaries. The Company and each Company Subsidiary has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes.

                  (b) Except as set forth in Section 7.15 of the Disclosure Schedule, there is not in existence any written or unwritten contract of employment with any person whose existing employment cannot be terminated by statutory notice periods without giving rise to a claim for damages or further compensation.

                  (c) In relation to each of the employees, the Company has substantially complied with all terms and conditions of employment, statutes, regulations, codes, orders and awards relevant to their conditions of service or the relations with employees. Except as set forth in Section 7.15 of the Disclosure Schedule, there are no workers' compensation claims pending against the Company or any Company Subsidiary nor, to the Knowledge of the Company, any facts that would give rise to such a claim.

         7.16 No Brokers; Opinion of Financial Advisors. Except as set forth in
Section 7.16 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Merger Agreement or consummation of the Merger. The Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Merger Agreement or consummation of the Merger. The Company Board has received an opinion of Empire Valuation Consultants, Inc. dated as of the date of the Company Board's approval of this Merger Agreement to the effect that, as of the date of that opinion, the Merger Consideration is fair to holders of the Shares and Preferred Shares, from a financial viewpoint. The Company will deliver to Parent a copy of the signed opinion as soon as practicable after execution of this Merger Agreement.

         7.17 Insurance. The Company and the Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed In Section 7.17 of the Disclosure Schedule, each insurance policy to which the Company or any of the Company Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the Merger. Neither the Company nor any of the Company Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any of the Company Subsidiaries or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general. Section 7.17 of the Disclosure Schedule contains a correct and complete list of all material insurance policies insuring the business or properties of the Company or the Company Subsidiaries.

         7.18 Material Contracts and Agreements. Neither the Company nor any Company Subsidiary is in material default under any material contract or agreement (and to the Knowledge of the Company, no other party to a material contract or agreement with the Company or any Company Subsidiary is in material default or breach) which defaults, in the aggregate, would have a Company Material Adverse Effect. Attached as Section 7.18 of the Disclosure Schedule is a complete list of all currently effective contracts, agreements, arrangements or commitments (i) to which the Company is a party concerning a partnership or joint venture with any other person, or relating to the voting of Shares or the election of directors; (ii) to which the Company or any of the Company Subsidiaries is a party limiting the right of the Company prior to the Closing, or Parent of Merger Sub at or after the Closing, to engage in, or to compete with any person in, any business, including each Contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or Company Subsidiaries prior to the Closing, or by Parent or Sub after the Closing; (iii) to which the Company or any Company Subsidiary is a party involving the license, development, assignment or ownership of intellectual property, or providing for the payment or receipt of royalties or other compensation by the Company in connection with intellectual property rights; or (iv) to which the Company is a party and under which the Company or any Company Subsidiary has obligations in excess of $100,000 (including but not limited to, existing contracts between the Company and manufacturers, suppliers, gas, electric and other utilities, sales representatives, distributors, or customers of the Company or any Company Subsidiary) (all such contracts, agreements, arrangements or commitments, whether or not listed on Section 7.18, being hereinafter referred to as "Contracts"). True and correct copies of all the Contracts listed on Section
7.18 have been made available to Parent and Merger Sub. To the Knowledge of Company, all Contracts are valid and binding obligations of the other parties thereto. The Company and the Company Subsidiaries have not breached or defaulted under any Contract where such breach or default (i) could impair the ability of the Company or any Company Subsidiary to enforce any rights thereunder, or (ii) would permit the acceleration of any obligation of any party thereto or the creation of a lien upon any asset of the Company or any Company Subsidiary. To the Knowledge of the Company, no other party to any Contract is in breach or default under any Contract. The consummation of the transactions contemplated hereby will not result in any violation or termination of, default or loss of benefit under, or give rise to a right of termination under, the terms of any Contract.

         7.19 Licenses. To the Knowledge of the Company, the Company and each Company Subsidiary has all material licenses, permits, consents and other governmental certificates, authorizations and approvals required by any Governmental Entity for the conduct of its business and the use of its properties as presently conducted or used (collectively, "Licenses") and all of the Licenses are in full force and effect and no action or claim is pending nor threatened to revoke or terminate any License or declare any License invalid in any material respect, except where the failure to have any License, or the invalidity, revocation or termination of any License, has not had and will not have a Company Material Adverse Effect individually or in the aggregate. A true and complete list of all material Licenses is set forth in Section 7.19 of the Disclosure Schedule.

         7.20 No Illegal or Improper Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor their respective directors, employees, agents or affiliates, have directly or indirectly used funds or other assets of the Company or any Company Subsidiary or made any promise or undertaking in such regard, for (a) contributions, gifts, entertainment or other expenses relating to political activity; (b) payments to or for the benefit of governmental officials or employees; (c) payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary.

         7.21 Restrictive Documents and Territorial Restrictions. Except for routine confidentiality, non-disclosure and similar agreements entered into in the ordinary course of business (none of which agreements materially prevents or restricts the Company's conduct of its business) or as set forth on Section 7.21 of the Disclosure Schedule, neither the Company, nor any Company Subsidiary, is subject to, or a party to, any charter, by-law, mortgage, lien, lease, License, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects the business, operations or condition (financial or otherwise) of its business or any of its assets or properties, or which would prevent consummation of the transactions contemplated hereby, or the continued operation of its business after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business anywhere in the world.

         7.22 Warranties. There are no claims outstanding, pending or, to the Knowledge of the Company, threatened for breach of any warranty relating to any products sold by the Company prior to the date hereof.

         7.23 Definition of the Company's Knowledge. As used in this Merger Agreement, the phrase "To the Knowledge of the Company" or any similar phrase means the actual (and not the constructive or imputed) Knowledge of those individuals identified in Section 7.23 of the Disclosure Schedule.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.1 Other Filings. As promptly as practicable, the Company, Parent and Merger Sub each shall properly prepare and file, in addition to the Information Statement, any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (collectively, "Other Filings"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by the Commission or any other Governmental Entity or official, and each of the Company and Parent shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the Commission or the members of its staff or any other appropriate Governmental Entity or official, on the other hand, with respect to any Other Filings. The Company, Parent and Merger Sub each shall use its respective reasonable best efforts to obtain and furnish the information required to be included in any Other Filings.

         8.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are reasonably necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state, local or foreign law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Merger Agreement or the consummation of the Merger, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger, and to effect all necessary registrations and Other Filings, and submissions of information requested by Governmental Entities. For purposes of the foregoing sentence, the obligations of the Company, Parent and Merger Sub to use their "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

         8.3 Fees and Expenses. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Merger Agreement shall be paid by the parry incurring such fees and expenses.

         8.4      No Solicitations.
                  (a) The Company shall not engage in any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its stockholders, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if the Company Board determines in good faith, after consultation with counsel, that such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to an Acquisition Proposal and in compliance with Section 8.4(b), may furnish non- public information with respect to the Company to the person who made such Acquisition Proposal pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreements referred to in
Section 8.6. Notwithstanding the above, the Company shall not be required under this Section 8.4(a) to take legal action or other action to prevent, restrain or impede a shareholder who is neither a director of the Company or controlled by a director of the Company from engaging in conduct prohibited by this Section 8.4(a).

                  (b) The Company Board shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of this Merger Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its stockholders (iii) cause the Company to enter into any definitive acquisition agreement with respect to an Acquisition Proposal, unless the Company Board (A) shall have determined in good faith, after consultation with counsel, that the Acquisition Proposal is a Superior Proposal (as defined below) and such action is necessary to comply with its fiduciary duties to the Company's stockholders under applicable law and (B) in the case of clause (iii) above, causes the Company to comply with Section 10. l(c)(i) hereof. In the event that before the Effective Time the Company Board determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may enter into an agreement with respect to a Superior Proposal, but only 48 hours after Parent's receipt of written notice (i) advising Parent that the Company Board has received a Superior Proposal and that the Company has elected to terminate this Agreement pursuant to Section 10.l(c)(i) of this Merger Agreement and (ii) setting forth such other information required to be included therein as provided in Section 10.l(c)(i) of this Merger Agreement. If the Company enters into an agreement with respect to a Superior Proposal, it shall have paid, to Parent the Liquidated Amount (as defined below) in accordance with Section 10.2(b) of this Merger Agreement. For purposes of this Merger Agreement, a "Superior Proposal" means a bona fide Acquisition Proposal to acquire two thirds or more of the shares of Capital Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries on terms which the Company Board determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger.

                  (c) As used in this Merger Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) acquisition, merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Capital Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger.

                  (d) The Company will within 24 hours notify Parent of its receipt of an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal.

         8.5 Officers' and Directors' Indemnification. Parent and Merger Sub agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Certificate of Incorporation or the Bylaws as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

         8.6 Accesses to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent such financial, operating and other data and information as Parent may reasonably request. Prior to the Effective Time, Parent and Merger Sub shall hold in confidence all such information on the terms and subject to the conditions contained in those certain confidentiality agreements between Parent and the Directors of the Company elected by the public stockholders dated June 27, 2000 and between Parent and Wacker Chemie GmbH dated May 14, 1998 (the "Confidentiality Agreements"). The Company hereby waives the provisions of the Confidentiality Agreements as and to the extent necessary to permit the making and consummation of the Merger. At the Effective Time, such Confidentiality Agreements shall terminate.

         8.7 Financial and Other Statements. Notwithstanding anything contained in Section 8.6, during the term of this Merger Agreement, the Company shall also provide to Parent the following documents and information:

                  (a) As soon as reasonably available, but in no event more than 45 days each fiscal quarter ending after the date of this Merger Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Merger Agreement, the Company will deliver to Parent its Annual Report on form 10-K as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the Commission, a copy of each Current Report on Form 8-K

                  (b) Promptly upon receipt thereof, the Company will furnish to Parent copies of any internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

                  (c) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the Commission or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

         8.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Merger Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         8.9 Employee Benefit Arrangements. After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations under (i) the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party and under all applicable law, except as may otherwise be agreed to by the parties thereto, and (ii) the Company's and any Company Subsidiary's general severance policy as set forth in
Section 8.9 of the Disclosure Schedule.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

         9.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

                  (a) Stockholder Approval. Holders of Capital Stock of the Company having sufficient voting power to conform to the requirements of Article ELEVENTH and the DGCL for approval of the Merger shall have given their consent or votes to approve the Merger and approve and adopt the Merger Agreement.

                  (b) Other Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in fun force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated, except where such failure would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or would not be reasonably likely to affect adversely the ability of the Company or Merger Sub, as the case may be, to consummate the Merger.

                  (c) No Injunctions, Orders or Restraints, Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity shall be in effect, which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of the Merger.

         9.2 Conditions of the Obligations of Merger Sub to Consummate the Merger. Notwithstanding any other provision of this Merger Agreement, Merger Sub shall not be required to consummate the Merger, or subject to consent by the Company, may delay consummation of the Merger, if any of the following conditions exist or shall occur or remain in effect:

                  (a) Any Governmental Entity shall have issued an order, decree or ruling or taken any other action, including instituting or threatening to institute any legal proceeding, (which, order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which seeks to restrain, enjoin or otherwise prohibit or significantly delay the Merger;

                  (b) Any of the representations and warranties of the Company set forth in this Merger Agreement shall not have been, or cease to be, true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall not have been true and correct as of such date);

                  (c) The Company shall not have performed all material obligations required to be performed by it under this Merger Agreement, including, without limitation, the covenants contained in Articles IV and V hereof;

                  (d) There shall have occurred after the date of this Merger Agreement any change or effect concerning the Company or the Company Subsidiaries not disclosed by the disclosures in the Disclosure Schedule which has had or would reasonably be expected to have a Company Material Adverse Effect;

                  (e) This Merger Agreement shall have been terminated in accordance with its terms;

                  (f) Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity or other third party required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of this Merger Agreement and the consummation of the Merger shall not have been obtained or made; or

                  (g) There shall have occurred and remain in effect (A) any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange, the Boston Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspension or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a general banking moratorium or any general suspension of payments in respect of banks in the United States (whether or not mandatory), or (C) in the case of any of the foregoing existing at the time of the execution of this Merger Agreement, a material acceleration or worsening thereof.

                  The foregoing conditions (i) may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub or any of their affiliates other than a material breach of this Merger Agreement), and (ii) are for the sole benefit of Parent, Merger Sub and their respective affiliates. The foregoing conditions may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The foregoing conditions are material to the obligations of Parent and Merger Sub hereunder. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. This Merger Agreement may be terminated at any time before the Effective Time and after August 31, 2001 (the "Final Expiration Date"), whether before or after stockholder approval thereof:

                  (a) by the mutual written consent of Parent or Merger Sub and the Company.

                  (b) by either of the Company or Parent or Merger Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger.

                  (c) by the Company:

                           (i) in connection with entering into a definitive
agreement to effect a Superior Proposal in accordance with Section 8.4(b) hereof; provided, however, that prior to terminating this Merger Agreement pursuant to this Section 10.1(c)(i), (A) the Company shall have paid the Liquidated Amount, as set forth in Section 10.2(b), and (B) the Company shall have provided Merger Sub with 48 hours prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the material terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions; or

                           (ii) if Parent or Merger Sub shall have breached in
any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to Parent or Merger Sub except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or Merger Sub's ability to consummate the Merger.

                  (d) by Parent or Merger Sub if, prior to the mailing of the Statement:

                           (i) the Company shall have breached any
representation or warranty or failed to have performed any covenant or other agreement contained in this Merger Agreement which breach or failure to perform
(A) would give rise to the failure of a condition set forth in Article IX hereof, and (B) cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

                           (ii) (A) the Company Board shall withdraw, modify or
change its recommendation or approval in respect of this Merger Agreement in a manner adverse to Parent, (B) the Company Board shall recommend any proposal other than by Parent and Merger Sub in respect of an Acquisition Proposal or (C) the Company shall have exercised a right with respect to an Acquisition Proposal and shall, directly or through its representatives, continue discussions with any third party concerning such Acquisition Proposal for more than 20 business days after the date of receipt of such Acquisition Proposal.

10.2     Effect of Termination.

                  (a) In the event of the termination of this Merger Agreement pursuant to Section 10.1 hereof, this Merger Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all, rights and obligations of any party hereto shall cease except for the agreements contained in Sections 8.3, 8.6 and this Section 10.2, provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for any fraud or willful reach of this Merger Agreement.

                  (b) If the Company terminates this Merger Agreement in accordance with Section 10.1(c)(i), then the Company shall concurrently pay to Parent an amount in cash equal to $400,000 (the "Liquidated Amount"). If any of the circumstances described in Section 10. l(d)(i) (if such breach or failure relates to the Company's obligations under Section 8.4 of this Merger Agreement) or Section 10. l(d)(ii) hereof shall have occurred and within eight months thereafter the Company shall have entered into a definitive agreement to consummate an acquisition pursuant to an Acquisition Proposal, then the Company shall pay to Parent concurrently with the consummation of the acquisition contemplated by the Acquisition Proposal, the Liquidated Amount.

                  (c) Any payment required by this Section 10.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent.

                  (d) Notwithstanding anything to the contrary in this Merger Agreement, Parent and Merger Sub hereto expressly acknowledge and agree that, with respect to any termination of this Merger Agreement pursuant to Section 10, l(c)(i) hereof, the payment of the Liquidated Amount shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or Merger Sub would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Merger Agreement and the Merger and shall constitute the sole and exclusive remedy available to Parent and Merger Sub. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Merger Agreement pursuant to Section 10.l(c)(i) hereof, the rights to payment under Section 10.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Merger Agreement pursuant to Section 10. l(c)(i) hereof and
(ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in
Section 10.2(b), Parent and Merger Sub hereby agree that, upon any termination of this Merger Agreement pursuant to Section 10. l(c)(i) hereof, in no event shall Parent or Merger Sub be entitled to seek or to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other recourse or damages of any kind, including, without limitation, consequential, indirect or punitive damages.

         10.3 Amendment. This Merger Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Merger Sub, but in any event following authorization by the Merger Sub Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

         10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier (which is confirmed) or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) (provided that with respect to any notice required to be given within 48 hours or less notice shall be deemed given when actually received):

                  (a)      if to Parent or Merger Sub:

                           Washington Mills Company, Inc.
                           20 North Main Street
                           North Grafton, MA   01536
                           Attention: Peter H. Williams
                           Telecopy No.: (508) 839-3136

                           with a copy to:

                           Fletcher, Tilton & Whipple, P.C.
                           370 Main Street
                           Worcester, MA   01608
                           Attention: John E. Hodgson, Esq.
                           Telecopy No.: (508) 791-1201

                  (b)      if to the Company

                           Exolon-ESK Company
                           1000 East Niagara Street
                           Tonawanda, NY   14150
                           Attention: J. Fred Silver
                           Telecopy No.: (716) 693-6607

                           with copies to:

                           Jaeckle Fleischmann & Mugel, LLP
                           Fleet Bank Building
                           Twelve Fountain Plaza
                           Buffalo, NY 14202-2292
                           Attention: William I. Schapiro, Esq.
                           Telecopy No.: (716) 856-0432

                           and

                           Wacker Chemie GmbH
                           Hanns-Seidel Platz 4
                           81737 Munchen, Germany
                           Attention: Goetz Neumann, Esq.
                           Telecopy No.: 49-89-6279-1492

         11.2 Interpretation. When a reference is made in this Merger Agreement to subsidiaries of Parent, Merger Sub or the Company, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Merger Sub or the Company, as the case may be. In no event shall the word "Subsidiary" include or be deemed to include Norsk Exolon A/S, Orkla Exolon A/S or Orkla Exolon K/S. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

         11.3 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Sections 3.1, 3.2, 8.2, 8.3, 8.5 and 8.9 the last sentence of Section 2.5, and Article XI, none of the representations, warranties, covenants and agreements contained in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Merger Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Merger Agreement, there are no representations or warranties of any party hereto, express or implied.

         11.4 Miscellaneous. This Merger Agreement (i) constitutes, together with the exhibits hereto and the agreements and Schedules referred to therein, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective permitted successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Sections 8.5 and 8.9 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

         11.5 Assignment. Except as expressly permitted by the terms hereof, neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

         11.6 Severability. If any provision of this Merger Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Merger Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Merger Agreement are agreed to be severable.

         11.7 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of this Merger Agreement, or the negotiation, validity or performance of this Merger Agreement or the Merger shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Merger Agreement, or the negotiation, validity or performance of this Merger Agreement or the Merger (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any of the Delaware Courts that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

         11.8 No Agreement Until the Enumerated Events. Irrespective of negotiations among the parties or the exchanging of drafts of this Merger Agreement, this Merger Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto, or an agreement that has been "approved" within the meaning of Article ELEVENTH, unless and until (i) the Board of Directors of the Company has approved, for purposes of Section 203, of the DGCL and any applicable provision of the Certificate of Incorporation (including Article ELEVENTH), the terms of this Merger Agreement and the Merger, (ii) the shareholders of the Company having the requisite voting percentage as required by Article ELEVENTH and the DGCL have approved and adopted this Merger Agreement and the Merger; (iii) this Merger Agreement is executed by the parties hereto after the approval in clause (i) of this sentence has been obtained and (iv) any execution is subject to further action to effectuate the Merger as set forth in Section 8.2 of this Merger Agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Merger Agreement to be executed on the date first written above by their respective officers thereunto duly authorized.


                                   WASHINGTON MILLS COMPANY, INC.


                                   By:      ____________________________________
                                            Name: Peter H. Williams
                                            Title: President


                                   EXL ACQUISITION CORP.


                                   By:      ____________________________________
                                            Name: Peter H. Williams
                                            Title: President


                                   EXOLON-ESK COMPANY


                                   By:      ____________________________________
                                            Name: J. Fred Silver
                                            Title: President and Chief Executive
                                                   Officer

                                                                         Annex B

EMPIRE VALUATION CONSULTANTS

PRIVATE & CONFIDENTIAL

March 14, 2001

Board of Directors of Exolon-ESK Company
Attention:  Mr. Theodore E. Dann, Jr.
Chairman of the Board
Exolon-ESK Company
1000 East Niagara Street
Tonawanda, New York

Dear Sirs:

You, as Chairman of Exolon-ESK Company ("Exolon" or the "Company") Board of Directors (the "Board"), have asked Empire Valuation Consultants, Inc. ("Empire") to render our opinion to the Board as to whether the net cash consideration (the "Consideration") to be paid by EXL Acquisition Corp. ("Merger Sub") upon its proposed merger into Exolon is fair from a financial point of view to the holders of Common Stock, $1.00 par value ("Common Stock") and $1.125 Series A Convertible Preferred Stock, no par value ("Series A Preferred Stock"), respectively, of Exolon. Capitalized terms defined in the proposed Agreement and Plan of Merger dated March __, 2001 ("Merger Agreement") and used herein shall have the same meanings as set forth in the Merger Agreement unless otherwise specifically defined herein. Merger Sub is a wholly-owned subsidiary of Washington Mills Company, Inc. ("Washington Mills").

Under the terms of the Merger Agreement, at the Effective Time of the Merger, all of Exolon's outstanding Common Stock and Series A Preferred Stock will be cancelled and will receive the Consideration set forth in the following table (subject to the rights of Dissenting Shares). In addition, the remaining classes of Exolon's outstanding common and preferred stock, also listed in the following table (and wholly owned by Wacker Engineered Ceramics, Inc.) will be cancelled and will receive the per-share consideration set forth in the table at the top of the following page:

Board of Directors of Exolon-ESK Company
March 14, 2001
Page 2

                                   NUMBER OF SHARES             OFFER PRICE
                                     OUTSTANDING                 PER SHARE                TOTALS
                                     -----------                 ---------                ------
Common Stock                           481,995                    $13.24               $ 6,381,614
Class A Common                         512,897                    $12.44               $ 6,380,439
Series A Preferred                      19,364                    $19.00               $   367,916
Series B Preferred                      19,364                    $19.00               $   367,916
                                                                                       -----------
TOTAL CONSIDERATION                                                                    $13,497,885
                                                                                       ===========

As a result of the Merger, Exolon will become a wholly-owned subsidiary of Washington Mills.

Effectiveness of the Merger and the Merger Agreement is contingent upon, among other things, the approval and adoption of the Merger and Merger Agreement by vote of the Exolon directors and by consent of the holders of Exolon's outstanding stock having sufficient votes to satisfy the requirements of Article ELEVENTH of Exolon's Certificate of Incorporation and compliance with the relevant requirements of the Delaware General Corporation Law.

DUE DILIGENCE REVIEW PROCESS

In conducting our investigation and analysis, we have considered such financial and other factors, as we deemed appropriate under the circumstances. We have, among other things, done the following:

(1) Reviewed the Company's Securities and Exchange Commission ("SEC") filings for 1996 through the present date, sourced through the SEC Edgar database over the Internet. From this data, we analyzed its historical business and financial information;

(2) Reviewed the Letter of Intent from Washington Mills to Exolon, dated June 27, 2000, and a form of Stockholder's Agreement to be entered into by various substantial holders of Common Stock and Series A Preferred Stock in which they commit to Merger Sub and Washington Mills that they will approve and consent to the Merger Agreement and Merger;

(3) Reviewed and analyzed Exolon's internally prepared Monthly Administrative Reports for 1997 through January 31, 2001;

(4) Reviewed Exolon's United States ("U.S.") and Canadian corporate tax returns for the years ending December 31, 1997 through 1999;

Board of Directors of Exolon-ESK Company
March 14, 2001
Page 3

(5) Reviewed numerous other internally prepared business and financial records, documents, contracts, and memos of Exolon;

(6) Reviewed the Board's Meeting Minutes for October 14, 1999 through and February 5, 2001;

(7) Reviewed the Company's Restated Certificate of Incorporation and all amendments thereto and by-laws dated May 1997, with particular attention to the stated rights of each class of capital stock; we note that the Series A Preferred Stock has a cumulative dividend provision at the amount of $1.125 per share, which cumulative dividend has preference over any dividend payment in respect to the Common Stock, and that the Series A Preferred Stock is entitled to a payment of $25 per share plus accrued dividends on redemption by the Company, and the same payment in preference to the Common Stock on the Company's liquidation;

(8) Visited Exolon's corporate office and held discussions with its senior management regarding its past financial performance, its current, and planned operations, its financial condition, and business prospects. We discussed the Company as a whole, as well as the separate prospects for its Tonawanda, New York; Hennepin, Illinois; and Thorold, Ontario operations;

(9) Reviewed the historical stock prices and trading volumes of the Company's Common Stock (last known trade was on March 8, 2001 at a reported $11.50 per share with 300 shares traded); and

(10) Considered such other information, financial studies, and analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

LIMITATIONS

In rendering our opinion, Empire has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information obtained by us from Exolon, from its financial and legal advisors, and from public sources.

This opinion is intended for the use of the Board relative to the Consideration to be paid to holders of Exolon's Common Stock and Series A Preferred Stock. This opinion is not to be relied upon by the holder of Exolon's Class A Common Stock or Series B Preferred Stock with respect to the payment for its shareholdings. Empire has authorized Exolon to include, or refer to, the Opinion in the

Information Statement to be provided to the Company's shareholders. In addition, the Company may provide the Opinion to the SEC, or any other government agency reviewing the proposed transaction. Any other publication of the Opinion letter requires prior written permission from Empire.

Our Opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our Opinion is limited to the fairness of the Consideration in the Merger Agreement to the holders of Common Stock and Series A Preferred Stock as of the date hereof, from a financial point of view.

In arriving at our opinion, we did not physically inspect the Company's Hennepin, Tonawanda, and Thorold plants nor any plants or facilities of Norsk Exolon AS, Orkla Exolon KS or Orkla Exolon AS, nor were any current independent appraisals of these facilities or the physical assets or liabilities of the Company obtained.

We have assumed that the final Merger Agreement and related documents will contain text, terms, and data substantially similar to those upon which Empire has relied.

OPINION

Based upon the foregoing, and in reliance thereon, it is our opinion, as financial advisors to Exolon's Board, that the Consideration in the Merger Agreement is fair to holders of Exolon's Common Stock and Series A Preferred Stock, from a financial point of view.

Respectfully submitted,

EMPIRE VALUATION CONSULTANTS, INC.

/s/ Terence L. Griswold
------------------------
Terence L. Griswold, ASA
Principal

                                                                         ANNEX C

                             STOCKHOLDER'S AGREEMENT


         STOCKHOLDER'S AGREEMENT, dated as of March 14, 2001 (this "Agreement"), among WASHINGTON MILLS COMPANY, INC., a company organized under the laws of the Commonwealth of Massachusetts ("Parent"), EXL ACQUISITION CORP., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of Parent ("Merger Sub"), and the STOCKHOLDER ("Stockholder") of EXOLON-ESK COMPANY, a corporation organized under the laws of the State of Delaware (the "Company"), identified on the signature page hereto.

         WHEREAS, Parent and Merger Sub are entering into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), with the Company, pursuant to which Merger Sub agrees to merge with and into the Company upon the terms and conditions set forth in the Merger Agreement with the result that at the Effective Time Parent shall become the sole stockholder of the Surviving Corporation and stockholders of the Company will have their shares of Capital Stock cancelled and, subject to appraisal rights under the DGCL, such stockholders shall thereafter have solely the right to receive the merger consideration;

         WHEREAS, as of the date hereof, Stockholder is the beneficial owner of the number of shares of Capital Stock set forth opposite Stockholder's name in Exhibit A hereto; and

         WHEREAS, to facilitate the Merger and the execution of the Merger Agreement, Parent and Merger Sub have requested that Stockholder enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                          PAYMENT FOR SHARES IN MERGER

         SECTION 1.01. PAYMENT FOR SHARES OF CAPITAL STOCK. Stockholder hereby approves and agrees to Merger Sub's merging with and into the Company, with the Company being the Surviving Corporation, and to the payment for Stockholder's shares of Capital Stock, subject to and in accordance with the terms of the Merger Agreement. Stockholder agrees not to exercise any rights of appraisal conferred by the DGCL with respect to the Merger and that at the Effective Time Stockholder's sole right as a stockholder of the Company shall be the right to receive the Merger Consideration. Stockholder hereby agrees that the Company, Parent and Merger Sub may publish and disclose in the Merger Agreement and in the Information Statement and in all related documents (the "Merger Documents") its identity and ownership of shares of

Capital Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

         Stockholder hereby represents and warrants to Parent and to Merger Sub as follows;

         SECTION 2.01. ORGANIZATION, QUALIFICATION. (a) Stockholder, if it is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

         (b) Stockholder, if it is a corporation or other legal entity, is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent or materially delay Stockholder from performing its obligations under this Agreement.

         SECTION 2.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or similar laws relating to creditors' rights and general principles of equity.

         SECTION 2.03. NO CONFLICT. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Stockholder (if Stockholder is a corporation or other legal entity), (ii) assuming satisfaction of the requirements set forth in Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of Stockholder (if Stockholder is a trust), (iii) conflict with or violate any law applicable to Stockholder or by which the shares of Capital Stock, owned by Stockholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the shares of Capital Stock owned by Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the shares of Capital Stock, owned by Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Stockholder from performing its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of Stockholder, except (i) for applicable requirements, if any, of the Exchange Act, state securities laws, or state takeover laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Stockholder from performing its material obligations under this Agreement.

         SECTION 2.04. TITLE TO THE SHARES. As of the date hereof, Stockholder is the beneficial owner of the number of shares of Capital Stock, set forth opposite Stockholder's name in Exhibit A hereto. Except as set forth on Exhibit A, such shares of Capital Stock, are all the securities of the Company owned, either of record or beneficially, by Stockholder. The shares of Capital Stock, owned by stockholder are owned free and clear of all liens, restrictions, security interests, charges, pledges, encumbrances, or any claims of third parties of any kind ("Liens"). At the Effective Time in accordance with the Merger Agreement, Stockholder will deliver, or cause the record holder to deliver, upon such delivery and payment therefor, good, valid and marketable title to Stockholder's shares of Capital Stock free and clear of any Liens other than pursuant to this Agreement.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby, jointly and severally, represent and warrant to Stockholder as follows:

         SECTION 3.01. CORPORATE ORGANIZATION. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

         SECTION 3.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or similar laws relating to creditors' rights and general principles of equity.

         SECTION 3.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Merger Sub, (ii) assuming satisfaction of the requirements set forth in Section 3.03(b) below, conflict with or violate any law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, state securities laws and state takeover laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

                                   ARTICLE IV

                            COVENANTS OF STOCKHOLDER

         SECTION 4.01. NO DISPOSITION OR ENCUMBRANCE OF SHARES OF CAPITAL STOCK. Stockholder hereby agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, deposit into any voting trust or enter into a voting arrangement or agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of Stockholder's shares of Capital Stock, (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would make any representation or warranty of

Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or adversely affecting Stockholder from performing Stockholder's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

         SECTION 4.02. NO SOLICITATION OF TRANSACTIONS. Stockholder agrees that between the date of this Agreement and the earliest to occur of the Effective Time, the date of termination of the Merger Agreement, or August 31, 2001, Stockholder will not, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate, accept or encourage the submission of, any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Stockholder shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Stockholder shall (within one business day) advise Parent orally and in writing of (i) any proposal, discussion, negotiation or inquiry received by Stockholder regarding any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry received by Stockholder regarding such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request. Stockholder shall promptly provide to Parent copies of any written materials received by Stockholder in connection with any proposal, discussion, negotiation or inquiry regarding any Acquisition Proposal; subject, however, to the provisions of the last sentence of Section 6.05 hereof.

         SECTION 4.03. AGREEMENT TO VOTE. Stockholder agrees to vote all shares of Capital Stock pursuant to an action by written consent (the "Written Consent"), to be taken as promptly as permissible under applicable law (which shall be the 21st day after that date on which the Information Statement is mailed to the Company stockholders in accordance with Section 5.1 of the Merger Agreement), (a) in favor of the adoption of the Merger Agreement and each of the transactions contemplated thereby, including the Merger and (b) unless the provisions of Section 10.1(c)(i) of the Merger Agreement become applicable, against (i) any proposal made in opposition to or in competition with the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets, recapitalization, liquidation, winding up, extraordinary dividend or distribution, significant share repurchase or other similar transaction with or involving the Company and any party other than Parent or Merger Sub, or (iii) any other action the consummation of which would reasonably be expected to impede, frustrate, interfere with, impair, delay or prevent consummation of the transactions contemplated by the Merger Agreement.

         SECTION 4.04. RELEASE. (a) Stockholder, on behalf of itself and its past or present directors, officers, managers, employees, principals, agents, representatives, attorneys, partners, predecessors, successors, assigns, beneficiaries, parents, subsidiaries, affiliates, divisions, owners, co-owners, heirs, administrators and executors hereby completely and fully releases and forever discharges, effective upon the receipt of the Merger Consideration for such Stockholder's shares of Capital Stock, pursuant to the terms of the Merger and the Merger Agreement, the Company, Parent, and Merger Sub including their respective past or present directors, officers, managers, employees, principals, agents, representatives, attorneys, partners, predecessors, successors, assigns, beneficiaries, parents, subsidiaries, affiliates, divisions, owners, co-owners, heirs, administrators and executors, from any and all suits, claims, causes of action, rights, actions, demands, damages, losses, costs, expenses (including, without limitation, legal fees), penalties, liabilities or proceedings of any nature whatsoever which have been, could have been or could be brought in any forum, whether foreign or domestic, in law or in equity or otherwise, whether known or unknown, fixed or contingent, including without limitation, all claims for compensatory, incidental, consequential, statutory, punitive or exemplary damages, equitable relief or penalties, except for any claims arising in connection with or pursuant to the Merger Agreement and this Agreement.

                  (b) Parent and Merger Sub, on behalf of themselves and their past or present directors, officers, managers, employees, principals, agents, representatives, attorneys, partners, predecessors, successors, assigns, beneficiaries, parents, subsidiaries, affiliates, divisions, owners, co-owners, heirs, administrators and executors hereby completely and fully release and forever discharge, at the Effective Time, the Stockholder and the Company, including (if applicable) their respective past or present directors, officers, managers, employees, principals, agents, representatives, attorneys, partners, predecessors, successors, assigns, beneficiaries, parents, subsidiaries, affiliates, divisions, owners, co-owners, heirs, administrators and executors, from any and all suits, claims, causes of action, rights, actions, demands, damages, losses, costs, expenses (including, without limitation, legal fees), penalties, liabilities or proceedings of any nature whatsoever which have been, could have been or could be brought in any forum, whether foreign or domestic, in law or in equity or otherwise, whether known or unknown, fixed or contingent, including without limitation, all claims for compensatory, incidental, consequential, statutory, punitive or exemplary damages, equitable relief or penalties, except for any claims arising in connection with or pursuant to the Merger Agreement and this Agreement.

                                    ARTICLE V

                                   TERMINATION

         SECTION 5.01. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder (except with respect to Section 4.04 hereof), shall terminate upon the date of payment of the Merger Consideration to Stockholder in accordance with the terms of the Merger. Nothing in this Section
5.01 shall relieve any party of liability for any breach of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 6.01. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         SECTION 6.02. WAIVER. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 6.03. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 6.03):

         (a) if to Stockholder, to the address set forth after Stockholder's name on the signature pages; and

         (b) if to Parent or Merger Sub:

         Washington Mills Company, Inc.
         20 North Main Street
         North Grafton, Massachusetts  01536
         Attention:  Peter H. Williams

         SECTION 6.04. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 6.05. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything herein to the contrary, nothing set forth in this Agreement shall in any way restrict any person, including any officer, partner, director or employee of Stockholder (if applicable) in the exercise of his or her fiduciary duties as a director or officer of the Company and the exercise of such person's rights and obligations in such capacity under the Merger Agreement.

         SECTION 6.06. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 6.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

         SECTION 6.08. EXPENSES. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger shall have occurred.

         SECTION 6.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts. and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                    WASHINGTON MILLS COMPANY, INC.

                                    By:__________________________________
                                          Name:  Peter H. Williams
                                           Title:   President


                                    EXL ACQUISITION CORP.

                                    By:__________________________________
                                          Name:  Peter H. Williams
                                           Title:   President

                                    [NAME OF STOCKHOLDER]

                                    -------------------------------------
                                     Adress:

                                    EXHIBIT A

                                                                                Number of Owned Shares
                                                                                ----------------------
                                                                       Class A          Series A        Series B
Name of Stockholder                                  Common            Common           Preferred       Preferred
-------------------                                  ------            ------           ----------      ---------

Cinnamon Investments, Ltd                              78,370             --              18,445             --

First Carolina Investors, Inc.                         64,700             --                --               --

Woodbourne Partners, L.P.                              31,000             --                --               --

Ferro Alloys Services, Inc.                            90,800             --                --               --

Brent D. Baird                                          1,300             --                --               --

The Cameron Baird Foundation                            5,700             --                --               --

Bridget B. Baird, Trustee                               9,800             --                --               --

Jane D. Baird                                           9,000             --                --               --

Aries Hill Corp                                        14,000             --                --               --

William J. Burke, III                                  30,370             --                --               --

Wacker Engineered Ceramics, Inc.                         --             512,897             --             19,364
                                                     ----------        ---------         ---------        --------

                                                      335,040           512,897           18,445           19,364

                                                                         ANNEX D

    Section 262. APPRAISAL RIGHTS.


   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:


   (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.


   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

   a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;


   b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

   c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

   d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

   (2)  If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.


   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.


   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.